Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of

September 29, 2021

by and among

CAI MUFG LLC,
as Borrower

THE LENDERS AND GROUP AGENTS FROM TIME TO TIME PARTY HERETO,

and

MUFG Bank, Ltd.,
as Administrative Agent

TABLE OF CONTENTS

1.	DEFINITIONS AND RULES OF INTERPRETATION.		1
	1.1	Definitions	1
	1.2	Rules of Interpretation.	36
	1.3	LIBOR Notification	37
	1.4	Divisions	37

2.	THE CREDIT FACILITY.		38
	2.1	Commitment to Lend	38
	2.2	Commitment Fee	38
	2.3	Reduction of Total Commitment	38
	2.4	Revolving Credit Facility	39
	2.5	Evidence of Credit Loans	39
	2.6	Interest on Credit Loans	39
	2.7	Requests for Credit Loans	40
	2.8	Continuation of Type of Credit Loan	40
	2.9	Funds for Credit Loan.	40
	2.10	Extension of Scheduled Termination Date	41
	2.11	Increase in Commitments	43
	2.12	Successor LIBOR Rate Index	45

3.	REPAYMENT OF THE CREDIT LOANS.		53
	3.1	Repayment of Credit Loans	53
	3.2	Mandatory Prepayments of Credit Loans	54
	3.3	Optional Repayments of Credit Loans	54
	3.4	Application of Prepayments	54

4.	TRUST ACCOUNT; RESTRICTED CASH ACCOUNT; INVESTMENTS		55
	4.1	Trust Account	55
	4.2	Investments	58
	4.3	Restricted Cash Account	58

5.	CERTAIN GENERAL PROVISIONS.		59
	5.1	Funds for Payments.	59
	5.2	Computations	63
	5.3	Inability to Determine LIBOR Rate	64
	5.4	Illegality	64
	5.5	Additional Costs, etc	64
	5.6	Capital Adequacy	65
	5.7	Certificate	66
	5.8	Indemnity	66
	5.9	Limitation on Increased Costs	67
	5.10	Interest After Default	67

6.	COLLATERAL SECURITY.		68
	6.1	Security of Borrower	68
	6.2	Release of Collateral	68

7.	REPRESENTATIONS AND WARRANTIES.		68
	7.1	Corporate Authority.	68
	7.2	Governmental Approvals	69
	7.3	Title to Properties; Leases	69
	7.4	Fiscal Year Financial Statements.	69
	7.5	Prior Activities of Borrower	69
	7.6	Litigation	69
	7.7	No Materially Adverse Contracts	70
	7.8	Compliance with Other Instruments, Laws, etc	70
	7.9	Tax Status	70
	7.10	Investment Company Act	70
	7.11	Perfection of Security Interest	70
	7.12	Employee Benefit Plans	71
	7.13	Place of Business	72
	7.14	Subsidiaries	72
	7.15	Bank Accounts	72
	7.16	Disclosure	72
	7.17	Foreign Assets Control Regulations	72
	7.18	Margin Regulations	73
	7.19	Solvency and Separateness	73
	7.20	No Default	74
	7.21	Ownership of the Borrower	74
	7.22	Use of Proceeds	74
	7.23	ERISA Lien	74
	7.24	Tax Election of the Borrower	74
	7.25	Anti-Corruption Laws and Anti-Money Laundering Laws	74
	7.26	Sanctions	74
	7.27	Certificate of Beneficial Ownership	75
	7.28	Issuance of Debt Obligations	75

8.	AFFIRMATIVE COVENANTS.		75
	8.1	Payment of Obligations	75
	8.2	Maintenance of Office	75
	8.3	Records and Accounts	76
	8.4	Financial Statements, Certificates and Information	76
	8.5	Notices.	77
	8.6	Legal Existence; Maintenance of Properties	78
	8.7	Insurance	78
	8.8	Taxes; Other Claims Resulting in Liens	78
	8.9	Inspection of Properties and Books, etc	79
	8.10	Compliance with Laws, Contracts, Licenses, and Permits	80
	8.11	Use of Proceeds.	80
	8.12	Employee Benefit Plans	80
	8.13	Further Assurances	80
	8.14	Non-Consolidation of the Borrower.	80
	8.15	Investment Company Act	81
	8.16	Payments of Collateral	81
	8.17	UNIDROIT Convention	81

- ii -

	8.18	Hedging Requirements	81
	8.19	Know Your Customer	82
	8.20	Certificate of Beneficial Ownership and Other Additional Information	82

9.	CERTAIN NEGATIVE COVENANTS.		82
	9.1	Restrictions on Indebtedness	82
	9.2	Restrictions on Liens	83
	9.3	Restrictions on Investments	83
	9.4	Restricted Payments	84
	9.5	Merger, Consolidation and Disposition of Assets.	84
	9.6	Sale and Leaseback	85
	9.7	Compliance with Environmental Laws	85
	9.8	Employee Benefit Plans	85
	9.9	Business Activities	85
	9.10	Fiscal Year	85
	9.11	Transactions with Affiliates	85
	9.12	Sanctions	86
	9.13	Other Agreements	86
	9.14	Charter Documents	86
	9.15	Capital Expenditures	86
	9.16	Permitted Activities; Compliance with Organizational Documents	86
	9.17	Subsidiaries	86
	9.18	Depreciation Policy	87

10.	MANAGEMENT OF BORROWER FLEET.		87
	10.1	Management of Containers and Leases	87

11.	CONDITIONS TO CLOSING OF THE FACILITY.		87
	11.1	Loan Documents, etc	87
	11.2	Certified Copies of Governing Documents	87
	11.3	Corporate or Other Action	87
	11.4	Incumbency Certificate	87
	11.5	Validity of Liens	88
	11.6	Perfection Certificates and UCC and Delaware and Barbados Search Results	88
	11.7	Financial Statements	88
	11.8	Certificates of Insurance	88
	11.9	Solvency Certificate	88
	11.10	Opinions of Counsel	88
	11.11	Payment of Fees	88
	11.12	Representations True; No Event of Default	89
	11.13	Indebtedness to be Paid	89
	11.14	No Material Adverse Change	89
	11.15	Certificate of Beneficial Ownership; USA Patriot Act Diligence	89
	11.16	Funding of Restricted Cash Account	89
	11.17	Approvals and Consents	89

12.	CONDITIONS TO ALL CREDIT LOANS		89

- iii -

	12.1	Representations True; No Default, Event of Default, Early Amortization Event or Borrowing Base Deficiency	89
	12.2	Borrowing Base Report	90
	12.3	Conversion Date	90
	12.4	No Material Adverse Change	90
	12.5	Other Documents	90

13.	EVENTS OF DEFAULT; ACCELERATION; ETC.		90
	13.1	Events of Default and Acceleration	90
	13.2	Remedies	93
	13.3	Distribution of Collateral Proceeds	93

14.	THE ADMINISTRATIVE AGENT.		94
	14.1	Appointment and Authority	94
	14.2	Rights as a Lender	94
	14.3	Exculpatory Provisions	94
	14.4	Reliance by Administrative Agent	95
	14.5	Delegation of Duties	95
	14.6	Resignation of Administrative Agent	96
	14.7	Non-Reliance on Administrative Agent and Other Lenders	97
	14.8	No Other Duties, Etc	97
	14.9	Administrative Agent’s Fee	97
	14.10	Administrative Agent May File Proofs of Claim	97
	14.11	Collateral and Guaranty Matters	97
	14.12	No Reliance on Administrative Agent’s Customer Identification Program	98
	14.13	Erroneous Payments	98

15.	ASSIGNMENT.		100
	15.1	General Conditions	100
	15.2	Assignments	101
	15.3	Register	102
	15.4	Participations	103
	15.5	Certain Pledges	103
	15.6	New Notes	104
	15.7	Assignment by Borrower	104

16.	PROVISIONS OF GENERAL APPLICATIONS.		104
	16.1	Setoff; Proration of Payments	104
	16.2	Expenses	105
	16.3	Indemnification	105
	16.4	Treatment of Certain Confidential Information.	106
	16.5	Survival of Covenants, Etc	107
	16.6	Notices	108
	16.7	Governing Law; Submission to Jurisdiction; Waiver of Venue	109
	16.8	Headings	109
	16.9	Counterparts	109
	16.10	Entire Agreement, Etc	109
	16.11	Waiver of Jury Trial	110

- iv -

	16.12	Consents, Amendments, Waivers, Etc	110
	16.13	Severability	112
	16.14	Third Party Beneficiary	112
	16.15	Action through Group Agent	113

17.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS.		113

18.	DEFAULTING LENDERS.		113
	18.1	Adjustments	113
	18.2	Defaulting Lender Cure	114

19.	Supported QFC.		115
	19.1	Acknowledgement Regarding Any Supported OFCs	115

Exhibits

Exhibit A	Form of Borrowing Base Report
Exhibit B	Form of Note
Exhibit C	Form of Loan Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Depreciation Policy
Exhibit G	Migration Description

Schedules

Schedule 1	Lenders and Commitments
Schedule 2	Lessee Concentrations
Schedule 7.15	Bank Accounts

- v -

CREDIT AGREEMENT

This Credit Agreement, dated as of September 29, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, this “Credit Agreement”), by and among CAI MUFG LLC (the “Borrower”), a Delaware limited liability company, MUFG BANK, LTD. (“MUFG”), as Bank Lender and Group Agent for Gotham’s Lender Group, GOTHAM FUNDING CORPORATION, a Delaware corporation (“Gotham”), as a Conduit Lender, the other Lenders and Group Agents from time to time party hereto and MUFG BANK, LTD. (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders extend loans to the Borrower from time to time, and the Lenders have agreed to extend such loans on the terms and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS AND RULES OF INTERPRETATION.

1.1         Definitions.  As used in this Credit Agreement, the following terms shall have the following meanings:

Adjusted LIBOR Rate.  For any Interest Period with respect to a LIBOR Rate Loan, an interest rate per annum equal to (i) the LIBOR Rate for such Interest Period, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate.

Administrative Agent.  As defined in the preamble hereto and each other Person appointed as the successor Administrative Agent in accordance with Section 14.9.

Administrative Agent Fee.  This term shall have the meaning set forth in the Fee Letter.

Administrative Agent’s Office.  The Administrative Agent’s Office located at 1221 Avenue of the Americas, New York, NY 10020, or at such other location as the Administrative Agent may designate from time to time.

Administrative Agent’s Special Counsel.  Dentons US LLP or such other counsel as may be selected by the Administrative Agent.

Administrative Questionnaire.  An Administrative Questionnaire in a form supplied by the Administrative Agent.

Advance Rate.  Eighty percent (80%).

Affected Financial Institution.  Either (a) any EEA Financial Institution or (b) any UK Financial Institution.

Affected Party.  Any of the following: (i) any Lender, (ii) the Administrative Agent, (iii) any Group Agent, (iv) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to or for the benefit of a Lender, (v) any agent, administrator, manager or trustee of or for a Lender, and (vi) any Affiliate of any of the foregoing that may be subject to the Basel III Regulations.

Affiliate.  Any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person.  “Control” of a Person means the power, directly or indirectly, (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

Agents. The Administrative Agent and the Group Agents, collectively.

Aggregate Net Book Value.  As of any date of determination, an amount equal to the sum of the then Net Book Values of all Eligible Containers in the Borrower Fleet that are not then subject to a Direct Finance Lease.

Aggregate Net Present Value of Direct Finance Lease Receivables.  As of any date of determination, the sum of the then Net Present Value of Direct Finance Lease Receivables of all Eligible Direct Finance Leases in the Borrower Fleet.

Aggregate Loan Principal Balance.  As of any date of determination, an amount equal to the sum of the then unpaid principal balances of all Credit Loans.

Agreement and Plan of Merger.  That certain Agreement and Plan of Merger dated as of June 17, 2021 between CAI, the Permitted Holder and Cattleya Acquisition Corp.

Anti-Corruption Laws.  All of the following: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrower Group is located or doing business, where failure to comply with such laws (other than the laws of the United States of America, the United Nations Security Council, the European Union or the United Kingdom) would have a Material Adverse Effect.

Anti-Money Laundering Laws.  Applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrower Group is located or doing business that relates to, monitors, deters or otherwise prevents (i) money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto or (ii) terrorism or the funding or support of terrorism, where failure to comply with such laws (other than the laws of the United States of America, the United Nations Security Council, the European Union or the United Kingdom)  would have a Material Adverse Effect.

Applicable Margin.  One of the following amounts:

(A)          at all times prior to the Conversion Date, one and one half percent (1.50%); or

(B)          on or after the Conversion Date, three percent (3.00%).

Applicable Pension Legislation.  At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower.

Approved Fund.  Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Acceptance.  An assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.2), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

Available Distribution Amount.  This term is defined in Section 4.1(d) hereof.

Average Age.  As of any Determination Date, an amount equal to the quotient of (A) the sum, for each Container (including a Container subject to a Direct Finance Lease), of an amount equal to the product of (i) the Net Book Value (or, if the Container is subject to a Direct Finance Lease, the Net Present Value of Direct Finance Lease Receivables) of such Container (including Containers subject to a Direct Finance Lease), multiplied by (ii) the age of such Container (including a Container subject to a Direct Finance Lease), in each case, measured from the date of manufacture thereof, divided by (B) the an amount equal to the sum of the Aggregate Net Book Value and the Aggregate Net Present Value of Direct Finance Lease Receivables.

Bail-In Action:  The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation:  With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Balance Sheet Date.  December 31, 2020.

Bank Lender.  Any Lender other than a Conduit Lender.

Bankruptcy Code.  The Bankruptcy Reform Act of 1978, as amended.

Bankruptcy Event.  For any Person, any of the following events:

(a)         a case or other proceeding shall be commenced, without the application or consent of such Person, in a court of competent jurisdiction, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or any substantial part of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b)         such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestration or the like, for such Person or any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due.

Base Rate.  For any day, a fluctuating per annum rate of interest equal to the higher of (i) the Overnight Bank Funding Rate, plus 0.5% and (ii) the Prime Rate; provided that the Base Rate shall not (i) exceed the Overnight Bank Funding Rate, plus 1.00%, nor (ii) be less than zero.  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Loans.  Those Credit Loans bearing interest calculated by reference to the Base Rate.

Basel III Regulation.  With respect to any Affected Party, any rule, regulation or guideline applicable to such Affected Party and arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any Governmental Authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified.

Beneficial Owner.  For the Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s Capital Stock; and (b) a single individual with significant responsibility to control, manage or direct the Borrower.

Beneficial Ownership Certification.  A certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published (i) jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association, or (ii) if requested by a Lender, by the Financial Crimes Enforcement Network.

Beneficial Ownership Regulation. 31 C.F.R. § 1010.230.

Benefit Plan.  Any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

Borrower.  As defined in the preamble hereto.

Borrower Expenses.  For any Collection Period, allocated overhead and all direct, out-of-pocket, reasonable costs and expenses of the Borrower (other than Operating Expenses and any Management Fee) payable during such Collection Period (including costs and expenses permitted to be paid to or by the Manager in connection with the conduct of the Borrower’s business, but excluding Operating Expenses and other costs and expenses required to be paid by the Manager under the Management Agreement), in each case determined on an accrual basis, including but not limited to the following:

1.	administration expenses (including the Administrative Agent Fee);

2.	accounting and audit expenses of the Borrower;

3.	premiums for liability, casualty, fidelity, directors and officers and other insurance;

4.	directors’ fees and expenses;

5.	legal fees and expenses;

6.	other professional fees; and

7.	taxes (including personal or other property taxes and all sales, value added, use and similar taxes).

Notwithstanding the foregoing, Borrower Expenses shall not include (1) depreciation or amortization on the Containers or generator sets included in the Borrower Fleet and (2) principal and interest payments on the Loans.

Borrower Fleet.  All of the Containers owned by the Borrower from time to time, provided that, for purposes of this definition, ownership by the Borrower shall include the Borrower’s interest as lessor of Containers subject to a Direct Finance Lease.

Borrower Group.  Individually and collectively: (a) CAI, (b) the Borrower, (c) any affiliate or subsidiary of CAI, and (d) any officer, director or other person or entity acting on behalf of any such Person set forth in clause (a), (b) or (c) with respect to this Agreement.

Borrower Security Agreement.  The Security Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Administrative Agent and in form and substance satisfactory to the Administrative Agent.

Borrowing Base.  At the relevant date of determination thereof, an amount, determined by the Administrative Agent by reference to the most recent Borrowing Base Report delivered to the Lenders and the Administrative Agent pursuant to Section 8.4(e), which is equal to the sum of (i) the product of: (x) the Advance Rate and (y) the excess of (A) the Aggregate Net Book Value plus the Aggregate Net Present Value of Direct Finance Lease Receivables, in each case, measured as of the last such day of the month immediately preceding such date of determination, minus (B) the Excess Lower Yielding Container Amount, measured as of the last day of the immediately preceding month of such date of determination plus (ii) the amount on deposit in the Restricted Cash Account on such date of determination, after giving effect to all deposits to and withdrawals from the Restricted Cash Account.

Borrowing Base Deficiency.  The condition existing as of any date of determination, if the then Aggregate Loan Principal Balance would exceed the Borrowing Base.  If such term is used in a quantitative context, the amount of the Borrowing Base Deficiency shall be equal to the amount of such excess.

Borrowing Base Report.  A Borrowing Base Report, substantially in the form of Exhibit A hereto, signed by a Senior Executive Officer of the Borrower.

Broken Funding Costs. For any CP Rate Loan which (a) has its principal reduced at any time other than on a Payment Date, (b) becomes subject to a reduction pursuant to Section 2.3 or (c) is assigned under the Liquidity Agreement, an amount equal to the excess, if any, of (i) the CP Costs or interest (as applicable) that would have accrued during the remainder of the interest periods or the tranche periods for Commercial Paper determined by the Group Agent to relate to such Loan (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (b) above, the date such reduction pursuant to Section 2.3 was designated to occur pursuant to the reduction notice) of the principal of such Loan if such reduction, assignment or termination had not occurred or such reduction notice had not been delivered, over (ii) the sum of (x) to the extent all or a portion of such principal is allocated to another Loan, the amount of CP Costs or interest actually accrued during the remainder of such period on such principal for the new Loan, and (y) to the extent such principal is not allocated to another Loan, the income, if any, actually received during the remainder of such period by the holder of such Loan from investing the portion of such principal not so allocated.  In the event that the amount referred to in clause (ii) exceeds the amount referred to in clause (i), the relevant Lender or Lenders agree to pay to the Borrower, the amount of such excess.  All Broken Funding Costs shall be due and payable hereunder upon demand.

Business Day.  Any day on which banking institutions in New York, New York or San Francisco, California, are open for the transaction of banking business and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

CAI.  CAI International, Inc., a corporation organized under the laws of the State of Delaware.

CAL.  Container Applications Limited, an international business company incorporated under the laws of Barbados, or, following its conversion into a Delaware Limited Liability Company (see, e.g, Section 18-212 of the Delaware Limited Liability Company Act) as contemplated by the Migration, the domesticated company and its successors and permitted assigns.  Following the Migration, and after giving effect to its planned conversion into a limited liability company pursuant to Section 18-212 of the Delaware Limited Liability Company Act, CAL shall retain all of its respective rights and obligations, including, without limitation, its respective rights and obligations under the Management Agreement.

Capital Stock.  Any and all shares, interests (including membership interests), participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Capitalized Lease.  A Lease under which the Borrower is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Casualty Event.  With respect to any property (including any interest in property) of the Borrower, any loss of, damage to, or condemnation or other taking of, such property for which the Borrower receives insurance proceeds, proceeds of a condemnation award or other compensation.

Casualty Proceeds.  For any accounting period, all proceeds received by the Borrower or the Manager on behalf of the owners of such related Containers, from insurance or other sources, as a result of a Casualty Event.

Certification of Beneficial Ownership.  For the Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Borrower.

Change in Law.  The adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for such Lenders or such Lender’s holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction to regulate the Lenders’ banking or lending activities applicable to the Loan, including without limitation each of the following, regardless of whether adopted or effective before or after the date of this Credit Agreement: (i) the final rule titled “Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues,” adopted by the United States bank regulatory agencies on December 15, 2009 (the “Capital Guidelines”); (ii) the Basel Accords prepared by the Basel Committee on Banking Supervision as set out in the publications entitled “International Convergence of Capital Measurements and Capital Standards: a Revised Framework,” (“Basel II”) and “International Framework for Liquidity Risk Measurement, Standards and Monitoring” (“Basel III,” with Basel II, collectively the “Basel Accords”) as updated from time to time, including any requirement that a bank maintain a minimum liquidity coverage ratio or a net stable funding ratio; (iii) the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”); and (iv) any rules, regulations, guidance, requests, interpretations or directives from any Governmental Authority relating to, or implementing, the Capital Guidelines, the Basel Accords or the Dodd Frank Act.

Closing Date.  The date on which the conditions precedent set forth in Section 11.1 hereof have been satisfied or waived; such date is September 29, 2021.

Code.  The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code as in effect at the date of this Credit Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

Collateral.  All of the property, rights and interests of the Borrower that are or are intended to be subject to the Liens created by the Security Documents.

Collection Period.  Initially the period commencing on the Closing Date and ending on October 31, 2021 and thereafter the period from the first day of the calendar month immediately preceding the month in which such Payment Date occurs through and including the last day of such calendar month.

Collections.  With respect to any Collection Period, Gross Revenue allocated or allocable to the Containers and generator sets in the Borrower Fleet pursuant to the provisions of the Management Agreement and the Intercreditor Agreement.

Commercial Paper. Promissory notes of any Conduit Lender issued by such Conduit Lender, in each case, in the commercial paper market.

Commitment.  With respect to each Bank Lender in a Lender Group, the amount set forth on Schedule 1 as the amount of such Bank Lender’s contractual obligation to make Credit Loans to the Borrower, as the same may be reduced or modified from time to time in connection with any subsequent assignment pursuant to Article XV of this Agreement or in connection with a change in the Total Commitment pursuant to Section 2.3 or 2.11.

Commitment Fee.  This term shall have the meaning set forth in Section 2.2 hereof.

Commitment Percentage.  With respect to each Bank Lender, such Bank Lender’s percentage of the Total Commitments then in effect.

Compliance Certificate.  A compliance certificate, substantially in the form of Exhibit D attached hereto.

Concentration Limits.  With respect to one or more Containers in the Borrower Fleet, each of the following limitations, all of which must be complied with in order for such Container(s), which would otherwise qualify as an Eligible Container or which would otherwise be subject to an Eligible Direct Finance Lease, to be included in the calculation of the Borrowing Base:

(a)
Maximum Concentration of Containers Leased to a Single Lessee.  The sum of the Net Book Values or Net Present Value of Direct Finance Lease Receivables, as the case may be, of all Eligible Containers and Eligible Direct Finance Leases then on lease to any single Lessee and its Affiliates shall not exceed an amount equal to the product of (A) the percentage set forth opposite the name of such Lessee on Schedule 2 hereto and (B) an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables;

(b)
Maximum Concentration of Containers Leased to the Three Largest Lessees.  The sum of the Net Book Values or Net Present Value of Direct Finance Lease Receivables, as the case may be, of all Eligible Containers and Eligible Direct Finance Leases then on lease to any three Lessees and their respective Affiliates shall not exceed an amount equal to the product of (A) sixty percent (60%) and (B) an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables;

(c)
Maximum Concentration of Non-Monthly Rental Payments.  The sum of the Net Book Values and the Net Present Value of Direct Finance Lease Receivables, as the case may be, of all Eligible Containers and Eligible Direct Finance Leases subject to Lease Agreements for which rentals are billed and payable less frequently than monthly shall not exceed an amount equal to the product of (A) five percent (5%) and (B) an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables;

(d)
Maximum Concentration of Direct Finance Leases.  The sum of the Net Present Value of Direct Finance Lease Receivables of all Eligible Containers subject to Direct Finance Leases shall not exceed the product of (A) forty percent (40%) and (B) an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables;

(e)
Maximum Concentration of Direct Finance Leases to a Single Lessee.  The sum of the Net Present Value of Direct Finance Lease Receivables of all Eligible Containers subject to Direct Finance Leases shall to any single Lessee and its Affiliates shall not exceed the product of (A) thirty percent (30%) and (B) an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables; and

(f)
Maximum Concentration of Special Containers.  The sum of the Net Book Values and the Net Present Value of Direct Finance Lease Receivables, as the case may be, of all Special Containers (or a Direct Finance Lease of Special Containers) shall not exceed the product of (A) thirty percent (30%) and (B) an amount equal to the sum of (x) the Aggregate Net Book Value and (y) the Aggregate Net Present Value of Direct Finance Lease Receivables.

Conduit Lender. Each commercial paper conduit that is a party to this Agreement, as a Lender, or that becomes a party to this Agreement, as a Lender pursuant to an Assignment and Acceptance or otherwise.

Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

Container.  The marine and intermodal cargo containers to which the Borrower (i) has good title, or (ii) is the lessor under a Direct Finance Lease and, in either such case, is held for lease or sale by, or on behalf of, the Borrower in the conduct of its business.

Container Management System.  The tracking and billing system used by the Manager and its Affiliates and any upgrade of, successor to, or replacement for, such system.

Container Representations and Warranties.  This term shall have the meaning set forth in the Contribution and Sale Agreement.

Contribution and Sale Agreement.  The Contribution and Sale Agreement, dated as of Closing Date, between the Seller and the Borrower.

Control Agreement.  The Deposit Account Control Agreement, dated as of the Closing Date, by and among the Borrower, as customer, MUFG Union Bank, N.A., as bank, and the Administrative Agent, as secured party, with respect to the Trust Account and Restricted Cash Account.

Conversion Date.  The date of occurrence of a Conversion Event.

Conversion Event.  The earlier to occur of (i) Scheduled Termination Date and (ii) the date on which an Early Amortization Event initially occurs; provided, however, that if the occurrence of an Early Amortization Event is waived in writing by the Administrative Agent (acting at the direction of the Required Lenders) or is otherwise cured pursuant to the definition of Early Amortization Event, such Early Amortization Event shall cease to exist (it being agreed that any such waiver shall extend to only the specific Early Amortization Event referenced therein).  Upon any waiver or cure of an Early Amortization Event, the Commitment of each Lender shall be reinstated automatically and shall continue until it expires or otherwise terminates in accordance with the terms of this Credit Agreement.

CP Costs. For any Conduit Lender and for any period and with respect to any Loan (or portion thereof) funded by such Conduit Lender through the issuance of Commercial Paper, the weighted average cost (as determined by such Conduit Lender (or by its Group Agent on its behalf)) which shall include commissions and fees of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Lender, other borrowings by such Conduit Lender (other than under its Liquidity Agreement) and any other costs and expenses associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that is allocated, in whole or in part, by such Conduit Lender (or by its Group Agent on its behalf) to fund or maintain such Loan (or portion thereof) (and which may be also allocated in part to the funding of other assets of such Conduit Lender (including, in the case of Commercial Paper issued on a discount, such discount)); provided that notwithstanding anything in the Agreement or the other Loan Documents to the contrary, the Borrower agrees that any amounts payable to such Conduit Lender in respect of interest for any period with respect to any Loan (or portion thereof) funded by such Conduit Lender through the issuance of Commercial Paper shall include an amount equal to the portion of the face amount of the outstanding Commercial Paper issued to fund or maintain such Loan (or portion thereof) that corresponds to the portion of the proceeds of such Commercial Paper that was used to pay the interest component of maturing Commercial Paper issued to fund or maintain such Loan (or portion thereof), to the extent that such Conduit Lender had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper (for purposes of the foregoing, the “interest component” of Commercial Paper equals the excess of the face amount thereof over the net proceeds received by such Conduit Lender from the issuance of Commercial Paper, except that if such Commercial Paper is issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Commercial Paper through maturity thereof).

CP Rate. For any Interest Period, the CP Costs during such Interest Period, expressed as an annual percentage.

CP Rate Loans. Each Credit Loan actually funded by a Conduit Lender and with respect to any Credit Loan (or portion thereof) funded by such Conduit Lender through the issuance of Commercial Paper prior to the time, if any, when (i) it is refinanced with a Liquidity Funding pursuant to the Liquidity Agreement, (ii) such Conduit Lender otherwise ceases to fund or maintain such Loan through the issuance of Commercial Paper or (iii) the occurrence of an Event of Default and the commencement of the accrual of interest thereon at the default rate of interest pursuant to Section 5.10. Any Credit Loan to the extent funded by a Conduit Lender, other than through the issuance of Commercial Paper, shall be a Liquidity Funding and constitute a LIBOR Rate Loan or Base Rate Loan, as applicable.

Credit Agreement.  This Credit Agreement, including the Schedules and Exhibits hereto.

Credit Exposure.  For any Person as of any date of determination, an amount equal to the product of (x) the sum of the Net Book Values or Net Present Value of Direct Finance Lease Receivables, as applicable, of all Containers in the Borrower Fleet then on lease to such Person and its Affiliates and (y) the Advance Rate.

Credit Loan Request.  This term shall have the meaning set forth in Section 2.7.

Credit Loans.  Credit loans made or to be made by the Lenders to the Borrower pursuant to Section 2.

Daily LIBOR Rate.  For any day, the rate per annum determined by the Administrative Agent by dividing (x) the LIBOR Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.  Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than one half percent (0.50%), such rate shall be deemed to be one half percent (0.50%) for purposes of this Agreement.

Debt Service Coverage Ratio.  For any Payment Date occurring prior to the Conversion Date, the ratio of:

(i)          the sum for such Payment Date and the two immediately preceding Payment Dates (or, if less, the number of Payment Dates that elapsed since the Closing Date) of the Available Distribution Amount (excluding in each case (a) Manager Advances, (b) all cash capital contributions received by the Borrower from CAI, CAL or any other Person and (c) Sales Proceeds arising from sales of Containers or related Leases to Affiliates of the Borrower) remaining after the application of payments to be made on such Payment Date pursuant to clauses (1) through (2) inclusive of Parts I and II of Section 4.1(d); to

(ii)        an amount equal to the sum of (a) the aggregate amount of interest accrued during the related Interest Period (including the net amount paid or received by the Borrower pursuant to all Interest Rate Hedge Agreements); (b) the aggregate amount of Commitment Fees accrued during the related Interest Period; and (c) the product of (x) a fraction (specified as a percentage) the numerator of which is the DSCR Calculation Factor then in effect, and the denominator of which is twelve (12), and (y) the Aggregate Loan Principal Balance on such Payment Date (calculated prior to giving effect to any principal payments or prepayments on such Payment Date).

For purposes of determining if an Early Amortization Event has occurred, the amount set forth in clause (A)(i) shall be referred to as the “DSCR Numerator” and the amount set forth in clauses (A)(ii) shall be referred to as the “DSCR Denominator”.

Debtor Relief Laws.  The Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

Default.  This term shall have the meaning set forth in Section 13.1.

Default Interest.  The incremental interest payable by the Borrower in accordance with the provisions of Section 5.10.

Defaulted Finance Lease.  As of any date of determination, any Direct Finance Lease for which (A) any regularly scheduled rental payment or other material payment (or portion thereof) owing pursuant to the terms of such Direct Finance Lease is more than one hundred twenty (120) days delinquent (measured from its contractual due date), (B) the Manager has repossessed all, or a portion of, the Containers that are subject to such Direct Finance Lease or is otherwise exercising remedies with respect to such Direct Finance Lease, (C) the Manager has determined in accordance with the terms of the Management Agreement that all or any material portion of regularly scheduled rental payments or end of term payments owing pursuant to the terms of such Direct Finance Lease are wholly or partially uncollectible, or (D) the related Lessee is the subject of a Bankruptcy Event.

Defaulted Lease.  Any Defaulted Finance Lease or Defaulted Operating Lease.

Defaulted Operating Lease.  As of any date of determination, any Lease (other than a Direct Finance Lease) for which (A) any regularly scheduled rental payment or other material payment (or portion thereof) owing pursuant to the terms of such Lease is more than one hundred twenty (120) days delinquent (measured from its contractual due date), (B) the Manager has repossessed all or a portion of the Containers that are subject to such Lease or is otherwise exercising remedies with respect to such Lease, (C) the Manager has determined in accordance with the terms of the Management Agreement that all or any material regularly scheduled rental payments or end of term payments owing pursuant to the terms of such Lease are wholly or partially uncollectible, or (D) the related Lessee is the subject of a Bankruptcy Event.

Defaulting Lender.  Subject to Section 18.2, any Bank Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Bank Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Bank Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank Lender’s obligation to fund a Loan hereunder and states that such position is based on such Bank Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Insolvency Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in-Action; provided that a Bank Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Bank Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Bank Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank Lender shall be deemed to be a Defaulting Lender (subject to Section 18.2) upon delivery of written notice of such determination to the Borrower and each Group Agent.

Depreciation Policy.  One of the following: (i) the depreciation policy set forth on Exhibit F hereto, or (ii) such other subsequent depreciation policy that is utilized by the Borrower, or if the context so requires, the Seller, so long as any such subsequent depreciation policy complies with GAAP and is at least as conservative as the depreciation policy set forth in clause (i) above (e.g., use of depreciation policy would result in (a) a higher annual amount of depreciation or (b) a lower estimated residual value).

Determination Date.  The third (3rd) Business Day prior to any Payment Date.

Direct Finance Lease Receivables.  All rights of the Borrower to contractual rental payments owing by a Lessee in respect of a Direct Finance Leases.

Direct Finance Lease Rate.  With respect to any Direct Finance Lease, the implicit interest rate applicable to such Direct Finance Lease, as such interest rate is determined by the Company in accordance with GAAP applied on a consistent basis.

Direct Finance Leases.  A Lease that satisfies the criteria for classification as a capital lease pursuant to GAAP, including under Financial Accounting Standards Board Statement No. 13, as amended.

Distribution.  The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of a Person, other than dividends payable solely in shares of Capital Stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of a Person.

Dollars or $.  Dollars in lawful currency of the United States of America.

DSCR Calculation Factor.  For purposes of calculations the Debt Service Coverage Ratio for any Payment Date, 7%.

Early Amortization Event.  The occurrence or existence of any one of the following conditions or events as of any date of determination:

(1)         An Event of Default shall have occurred and then be continuing without cure or waiver;

(2)         A Borrowing Base Deficiency exists on any Payment Date (calculated after giving effect to all principal payments actually received by the Lenders on such day);

(3)        On any Payment Date, the Debt Service Coverage Ratio is less than 1.2 to 1.00.  This event shall be deemed to be no longer in existence when the average Debt Service Coverage Ratio is 1.2 to 1.00 or greater on a subsequent Payment Date and the average Debt Service Coverage Ratio remains at or above 1.2 to 1.0 for two (2) additional Payment Dates (i.e., the event will cure on the fourth Payment Date);

(4)         As of the last day of any calendar month, the Average Age of all of the Containers in the Borrower Fleet (as reported on the immediately succeeding Determination Date) shall exceed eight and one half years;

(5)         Any environmental law, convention or regulation is adopted which prohibits or limits in any material respect the usage of the Containers in the Borrower Fleet and is reasonably likely to materially and adversely affect the revenue-generating activities or operations of the Borrower; or

(6)          The Conversion Date occurs.

If an Early Amortization Event occurs, such Early Amortization Event shall continue until the earliest of (i) the Business Day on which the Required Lenders waive such Early Amortization Event in writing, or (ii) with respect to the Early Amortization Events described in clauses (2) or (4) above, the day on which such Early Amortization Event is cured by the Borrower, or (iii) with respect to the Early Amortization Event described in clause (3) above, once such condition is no longer in existence pursuant to the terms of clause (3) above.

EEA Financial Institution.  Any of the following: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country.  Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority.  Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Effective Advance Rate.  A fraction (stated as a percentage) the numerator of which is the Aggregate Loan Principal Balance and the denominator of which is the Aggregate Net Book Value.

Eligible Assignee.  Any of (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) a Group Agent, (e) a Person that issues Commercial Paper that is administered by a Group Agent, provided that the CP Cost(s) of the assignee on the date of such assignment does not exceed the CP Costs (if any) of the assignor on such date, and (f) any other Person (other than (x) the Borrower, (y) any Affiliate of the Borrower or Subsidiary of the Borrower, or (z) a natural person) approved by (i) the Administrative Agent (such approval not to be unreasonably withheld or delayed), and (ii) unless a Default or an Event of Default has occurred and is then continuing, the Borrower (such approval not to be unreasonably withheld or delayed).

Eligible Container.  As of any date of determination (or, in the case of clause (i), as of the date specified therein), any Container which shall meet all of the following criteria:

(a)          the Borrower has good and marketable title to such Container subject only to Permitted Liens, and such Container is subject to a first priority fully perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties;

(b)          such Container is subject to no other Liens other than Permitted Liens;

(c)          such Container is in a serviceable condition in the normal course of business, subject to ordinary wear and tear and ordinary maintenance and repair, and conforms to the standard specifications used by the Manager for that category of container and applicable industry standards including, without limitation, The Customs Convention on Containers, The International Convention for Safe Containers and the International Organization for Standardization;

(d)          such Container is not a Defaulted Operating Lease;

(e)          such Container has a then Net Book Value greater than zero;

(f)          such Container has not suffered an Event of Loss;

(g)         such Container is not then on lease to a Sanctioned Person or, to the best knowledge of the Borrower or the Manager, is not subleased to a Sanctioned Person or located, operated or used in a Sanctioned Country unless it is used pursuant to a license granted by OFAC;

(h)          such Container satisfies each of the applicable Concentration Limits and applicable Container Representations and Warranties;

(i)          such Container is on lease to an Eligible Lessee;

(j)          such Container has not been contracted for sale by the Borrower to a purchaser in accordance pursuant to a sale agreement or other agreement for the disposition thereof;

(k)          the purchase price paid by the Seller for such Container was not greater than the fair market value of such Container at the time of acquisition by the Seller;

(l)          such Container is subject to a Lease entered into or acquired in the ordinary course of business and contains commercially reasonable terms, consistent with the general lease terms the Manager and/or the Sub-Manager uses in its normal course of business;

(m)        the contribution and conveyance of such Container and the related Lease to the Borrower does not violate any agreement to which the Seller is a party or by which it or its properties are bound;

(n)          such Container is subject to a Lease that is freely assignable to the Administrative Agent for the benefit of the Secured Parties as Collateral without the consent of any Person other than consents which have been obtained; and

(o)          the Seller and the Borrower shall have taken all necessary actions set forth in the Contribution and Sale Agreement to transfer from the Seller to the Borrower title to such Container and related Lease.

Eligible Direct Finance Lease.  As of any date of determination (or, in the case of clause (e), as of the date specified herein), a Direct Finance Lease that complies with all of the following:

(a)          the related Lessee is an Eligible Lessee and is not an Affiliate of the Borrower or a Sanctioned Person;

(b)         such Direct Finance Lease is not a Defaulted Finance Lease;

(c)          such Direct Finance Lease and the related receivables are subject to no other Liens other than Permitted Liens,

(d)         such Direct Finance Lease is subject to a first priority fully perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties,

(e)          such Direct Finance Lease is on lease to an Eligible Lessee on the Funding Date for such Direct Finance Lease,

(f)          such Direct Finance Lease satisfies each of the applicable Concentration Limits and applicable Container Representations and Warranties;

(g)         such Direct Finance Lease has not been contracted for sale by the Borrower to a purchaser in accordance pursuant to a sale agreement or other agreement for the disposition thereof;

(h)          such Direct Finance Lease has been entered into or acquired in the ordinary course of business and contain commercially reasonable terms, consistent with the general trading terms the Manager and/or the Sub-Manager uses in its normal course of business; and

(i)          such Direct Finance Lease is freely assignable without the consent of any Person other than consents which have been obtained.

Eligible Interest Rate Hedge Counterparty.  One of the following: (a) any Lender or any Affiliate of a Lender on the date on which the related Interest Rate Hedge Agreement was entered into by the Borrower, (b) any bank that has a short-term unsecured debt rating of at least “A-1” by Standard & Poor’s and “P-1” by Moody’s (or their equivalent) and a long-term unsecured debt rating of at least “A+” by Standard & Poor’s and “A3” by Moody’s (or their equivalent) or (c) any other Person acceptable to the Required Lenders.

Eligible Investments.  One or more of the following:

(i)          direct obligations of, and obligations fully guaranteed as to the timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States of America;

(ii)          certificates of deposit, demand deposits and bankers’ acceptances (that shall each have an original maturity of not more than three hundred sixty five (365) days of any depository institution or trust company, provided that the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated at least “Aa3” by Moody’s and “AA-” by Standard & Poor’s, or the short-term unsecured senior debt obligations of such depository institution or trust company are rated by each Rating Agency in its highest rating category;

(iii)        commercial paper (having original maturities of not more than two hundred seventy (270) days of any corporation (other than the Borrower or CAI), incorporated under the laws of the United States of America or any state thereof which on the date of acquisition has been rated by each Rating Agency in the highest short-term unsecured commercial paper rating category;

(iv)        any money market fund that has been rated by each Rating Agency, in its highest rating category (including any designations of “plus” or “minus”) or that invests solely in Eligible Investments;

(v)         eurodollar deposits (which shall each have an original maturity of not more than three hundred sixty five (365) days of any depository institution or trust company, provided that the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated “AA-” by Standard & Poor’s or “Aa3” by Moody’s, or the short-term unsecured senior debt obligations of such depository institution or trust company are rated by each Rating Agency in its highest rating category; and

(vi)        other obligations or securities that are acceptable to the Required Lenders as an Eligible Investment hereunder.

Eligible Lessee.  Any Lessee engaged in the shipping industry whose inclusion in the Borrower Fleet will comply with clauses (b) and (c) of the definition of Concentration Limits.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws.  Any applicable local, state, federal, or other laws in the United States of America, or any other laws relating to the environment or natural resources or the regulation of releases or threatened releases of Hazardous Substances into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, and all rules, orders and regulations currently promulgated thereunder.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA as in effect at the date of this Credit Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

ERISA Affiliate.  Any Person which is treated as a single employer with the Borrower under §414(b) or (c) of the Code (or, solely for purposes of §302 of ERISA and §412 of the Code, under §414(b), (c), (m) or (o) of the Code).

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder (other than any such reportable event for which the requirement of thirty (30) days’ notice has been waived).

EU Bail-In Legislation Schedule.  The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Eurocurrency Reserve Rate.  For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding.  The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Event of Default.  This term shall have the meaning set forth in Section 13.1.

Event of Loss.  With respect to any Container, the occurrence or existence of any of the following:

(a)          total loss or destruction thereof;

(b)          theft or disappearance thereof without recovery within sixty (60) days after such theft or disappearance becomes known to the Borrower or the Manager;

(c)          at such time as the Borrower or the Manager has evaluated and determined, in the judgment of the Borrower or the Manager, that damage rendering such Container or generator set, as the case may be, is beyond repair at a reasonable cost, and therefore such Container or generator set is unfit for normal use;

(d)          any condemnation or seizure for more than sixty (60) days after the earlier of (i) receipt of notice thereof by the Borrower and (ii) actual knowledge thereof by the Borrower; and

(e)          if such Container or generator set is subject to a Lease, such Container shall be deemed to have to have suffered a Casualty Loss (or similar term) under the terms of such Lease.

Excess Lower Yielding Container Amount.  As of any date of determination, an amount equal to the sum of the Net Book Values and the Net Present Value of Direct Finance Lease Receivables, as the case may be, of Containers owned by the Borrower that have a Return on Equity of less than 9.5% that, when removed from the calculation of Weighted Average Return On Equity, will result in a Weighted Average Return On Equity of 9.5% (rounded up to the extent need to include a single Container which, if omitted, would cause the Weighted Average Return on Equity to be less than 9.5%).  When performing this calculation, Containers will be eliminated from the calculation of Weighted Average Return on Equity starting with those Containers having the lowest Return of Equity.

Excluded Taxes.  Any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender or Group Agent, its Lending Office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or Group Agent, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender or Group Agent with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender or Group Agent acquires such interest in the Loan or Commitment or (ii) such Lender or Group Agent changes its Lending Office, except in each case to the extent that, pursuant to Section 5.1.2(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s or Group Agent’s assignor immediately before such Lender or Group Agent became a party hereto or to such Lender or Group Agent immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.1.2(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

Existing Scheduled Termination Date.  This term shall have the meaning set forth in Section 2.10(a) hereof.

FATCA.  §§1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to §1471(b)(1) of the Code.

Fee Letter.  Each of the following: (i) that certain letter agreement, dated the Closing Date, between the Borrower and the Administrative Agent and (ii) each fee letter between the Borrower and each Lender with respect to this facility.

Fees.  The fees to be paid to the Lenders and the Administrative Agent pursuant to the terms of the Fee Letter.

Financial Affiliate.  A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

Foreign Lender.  (a) If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident and organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Fund.  Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funding Date.  The date on which any Credit Loan is made or is to be made pursuant to the terms hereof.

GAAP or generally accepted accounting principles.  (a) With respect to financial calculations under this Credit Agreement (e.g., calculation of the Debt Service Coverage Ratio), the Management Agreement (e.g., calculation of certain Manager Defaults) and the other Loan Documents, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of any Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

Gotham. The meaning set forth in the preamble to this Agreement.

Governing Documents.  With respect to any Person, its certificate or articles of incorporation (if applicable), its memorandum of association, its articles of organization and certificate of formation (if applicable), its by-laws, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock or other membership interests.

Governmental Authority.  Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Granting Lender.  This term shall have meaning set forth in Section 15.2.2.

Gross Revenue.  All income (without reduction for expenses or costs), calculated on a cash basis, earned in connection with the economic ownership, use and/or operation of Containers in the Borrower’s Fleet calculated on a container specific basis, including, but not limited to, (i) rental, (ii) handling, (iii) the net amount (which can be a positive or negative number) of charges and credits to Lessees related to delivery and return of containers in geographic locations, including but not limited to container pick-up charges and container drop-off charges, (iv) damage protection plan income, (v) interchange fees, (vi) repair rebills, and (vii) other rental-related charges arising from leasing of such containers, but excluding Miscellaneous Owner Proceeds, Casualty Proceeds, Indemnification Proceeds and Sales Proceeds.

Group Agent. Each Person acting as agent on behalf of a Lender Group and designated as a Group Agent for such Lender Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent pursuant to an Assignment and Acceptance. The Group Agent for any group that does not include a Conduit Lender is the Bank Lender in such Lender Group.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Hazardous Substances.  Those substances or materials that are prohibited, limited or regulated by any Environmental Law.

Indebtedness.  As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)          every obligation of such Person for money borrowed,

(b)          every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c)          every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d)          every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding operating leases, trade accounts payable and accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e)          every obligation of such Person under any Capitalized Lease,

(f)          every obligation of such Person under any Synthetic Lease,

(g)          all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h)          every obligation of such Person (i) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock (an “equity related purchase obligation”), and (ii) under any forward contract, futures contract, swap, option or other financing agreement or arrangement, the value of which is dependent upon movements in interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(i)          every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(j)          every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (i) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (i) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (ii) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (iii) any sale of receivables shall be the amount of recourse to the Borrower in respect thereto, (iv) any Synthetic Lease shall be the net present value, calculated at the discount rate implicit in such Synthetic Lease, of all present and future obligations under such lease (including any residual obligations), (v) any derivative contract shall be the maximum amount of any termination, unwind or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (vi) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price, (vii) any Indebtedness shall be reduced by the amount of any irrevocable reserve or defeasance for the payment thereof, and (viii) any guaranty or other contingent liability referred to in clause (ix) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Indemnification Proceeds.  For any accounting period, all proceeds due to the Manager or the Sub-Manager, on its own behalf or as agent of the Borrower, from Lessees pursuant to the Leases, insurance or other sources, for indemnification of liability and loss with respect to the Borrower’s Fleet, excluding Casualty Proceeds, Sales Proceeds and Miscellaneous Owner Proceeds.

Indemnified Taxes.  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on behalf of any obligation of a Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

Independent Person.  A natural person who at the date of his appointment as a manager, director or officer possesses the following qualifications:  (a) has prior experience as an independent director for a company, the corporate instruments of which require the unanimous consent of all independent directors thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable law; and (b) has at least three years of employment experience with and is employed by one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; provided always that such individual at the date of his appointment as such manager, director or officer, or at any time in the preceding five years, or during such person’s tenure shall not be:  (i) an employee, director, shareholder, manager, partner or officer of CAI or an Affiliate thereof (other than such person’s service as an independent director or manager of CAI or an Affiliate thereof); (ii) a customer or supplier of CAI or an Affiliate thereof; (iii) a beneficial owner at the time of such individual’s appointment as an independent manager, or at any time thereafter while serving as an independent manager, of more than 2% of the voting securities of CAI or an Affiliate thereof; (iv) affiliated with a significant customer, supplier or creditor of CAI or an Affiliate thereof; (v) a party to any significant personal service contracts with CAI or an Affiliate thereof; or (vi) a member of the immediate family of a person described in (i) or (ii) above and provided further that an Independent Person may serve in a similar capacity for other special purpose entities formed by CAI or its Affiliates; provided however, a person elected by the Corporation Service Company or any other similar professional service provider shall be an “Independent Person” regardless of whether such person is, or is affiliated with or related to, a customer or supplier of CAI.  No resignation or removal of an Independent Person shall be effective until a successor Independent Person has been elected to replace such Independent Person.

Ineligible Securities.  Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

Insolvency Law.  The Bankruptcy Code or similar bankruptcy, insolvency, reorganization or creditors’ rights law in any state or other foreign jurisdiction.

Intercreditor Agreement.  The Intercreditor Collateral Agreement dated as of December 20, 2010 (as amended, modified or supplemented from time to time), by and among the Manager, the Sub-Manager, certain “Lenders”, “Owners”, the “Revolver Agent”, the “Collateral Agent” (as each such term is defined therein) and certain other Persons that from time to time become party thereto.

Interest Period.  With respect to all or any relevant portion of any Credit Loan, (a) initially, the period commencing on the Funding Date of such Credit Loan and ending on (but excluding) the first Payment Date thereafter, and (b) thereafter, each period commencing on a Payment Date (or, as applicable, the last day of the Interest Period most recently ended) and ending on (but excluding) (i) for any Base Rate Loan or CP Rate Loan, the next succeeding Payment Date; and (ii) for any LIBOR Rate Loan, the 1 month anniversary of such Payment Date, as selected by the Borrower; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)         if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(b)          if any Interest Period with respect to a Base Rate Loan or CP Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(c)          any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month;

(d)          any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(e)          any Interest Period with respect to a CP Rate Loan that ceases to be a CP Rate Loan prior to the end such Interest Period shall end on the date such CP Rate Loan is no longer a CP Rate Loan.

Interest Rate Cap Agreement.  An ISDA interest rate cap agreement between the Borrower and Person that was an Eligible Interest Rate Hedge Counterparty on the date that such interest rate cap agreement was delivered.

Interest Rate Hedge Agreement.  An Interest Rate Cap Agreement or an Interest Rate Swap Agreement, including any schedules and confirmations prepared and delivered in connection therewith, each as reasonably acceptable to the Administrative Agent, pursuant to which (i) the Borrower will receive payments from or make payments to the Interest Rate Hedge Provider based on the LIBOR Rate and (ii) recourse by the Interest Rate Hedge Provider to the Borrower is limited to the Collateral which pursuant to the terms of this Credit Agreement is available for such purpose.

Interest Rate Hedge Provider.  Any Eligible Interest Rate Hedge Counterparty to an Interest Rate Hedge Agreement with the Borrower.  An Eligible Interest Rate Hedge Counterparty that has entered into an Interest Rate Hedge Agreement but thereafter ceases to meet the criteria set forth in the definition of Eligible Interest Rate Hedge Counterparty shall continue to be an Interest Rate Hedge Provider until it is terminated or replaced under the applicable Interest Rate Hedge Agreement and all amounts owed to such Interest Rate Hedge Provider are paid in full.

Interest Rate Swap Agreement.  An ISDA interest rate swap agreement between the Borrower and a Person that was an Eligible Interest Rate Hedge Counterparty on the date that such Interest Rate Swap Agreement was delivered.

Investments.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Lease or Lease Agreement.  Each and every installment sales agreement, equipment lease or rental agreement (including progress payment authorizations) to which a Container is subject (to the extent such Lease relates to such Container) and shall include (i) all rental payments to be made by the Lessee thereunder with respect to the Container, (ii) all rights of the lessor thereunder to the extent pertaining to the Container, and (iii) any and all amendments, renewals or extensions thereof.

Lender.  Each Conduit Lender, each Bank Lender, and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to Section 15.

Lender Affiliate.  (a) With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other entity (whether a corporation, partnership, limited liability company, trust or other legal entity) that is a fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

Lender Group.  Each of: (a) with respect to any Conduit Lender, (i) such Conduit Lender, (ii) its Bank Lender and (iii) its Group Agent, and (b) with respect to any Lender Group that does not include a Conduit Lender, (i) its Bank Lender and (ii) its Group Agent. Each Lender Group that has a Conduit Lender must have a Bank Lender and each Bank Lender in a Lender Group shall have a Commitment to fund Credit Loans.

Lender Group Commitment.  With respect to any Lender Group, the amount set forth on Schedule 1 to this Agreement as the Lender Group Commitment for such Lender Group.  Each Bank Lender in such Lender Group shall have a Commitment to fund Credit Loans and the Lender Group shall have a Lender Group Commitment equal to the aggregate amount of Commitments of all Bank Lenders in such Lender Group.  Any funding of a Credit Loan by a Conduit Lender shall utilize the Commitment of the Bank Lender in such Lender Group and the Lender Group Commitment of such Lender Group.

Lender Group Percentage.  With respect to any Lender Group, the percentage equivalent of a fraction, (a) the numerator of which is such Lender Group Commitment of such Lender Group and (b) the denominator of which is the Total Commitment.

Lending Office.  As to any Lender or Group Agent, the office or offices of such Lender or Group Agent described as such in such Lender’s or Group Agent’s Administrative Questionnaire or such other office or offices as a Lender or Group Agent may from time to time notify the Borrower and the Administrative Agent.

Lessee.  Each Person (and, if applicable, any guarantor of such Person) that leases a Container in the Borrower Fleet pursuant to a Lease Agreement.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

LIBOR Rate.  For any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards to the nearest 1/100 of 1%) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such requested Credit Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent and reasonably acceptable to the Borrower at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage.  Notwithstanding the foregoing, if the LIBOR Rate as determined under any method above would be less than zero (0.00%), such rate shall be deemed to be one zero (0.00%) for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

LIBOR Rate Loans.  Credit Loans bearing interest calculated by reference to the LIBOR Rate.

LIBOR Reserve Percentage.  As of any day the maximum effective percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding or in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

Lien.  Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

Liquidity Agreements. The asset purchase agreement, liquidity agreement or other agreement between the Conduit Lender of any Lender Group and the Bank Lenders (each in its capacity as liquidity bank under such Liquidity Agreement) of such Lender Group.

Liquidity Commitment. As to each Bank Lender in any Lender Group, its commitment to such Lender Group’s Conduit Lender under the Liquidity Agreements.

Liquidity Funding. (a) A purchase made by any Bank Lender pursuant to its Liquidity Commitment of all or any portion of, or any undivided interest in, an applicable Conduit Lender’s Loans, (b) any Loan made by a Bank Lender in lieu of such Conduit Lender pursuant to Section 2.1 or (c) any purchase of a Loan made by a Bank Lender pursuant to Section 2.9.

Loan.  Any Credit Loan.

Loan Documents.  This Credit Agreement, the Notes, the Security Documents, the Fee Letter, the Management Agreement (and the performance guaranty thereof), the Contribution and Sale Agreement, any Interest Rate Hedge Agreement(s) and the Intercreditor Agreement.

Loan Party.  Each of the Borrower, the Manager and the Sub-Manager.

Management Agreement.  The Management Agreement, dated as of Closing Date, entered into by and between the Manager, the Sub-Manager and the Borrower, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.

Management Fee.  This term shall have the meaning set forth in the Management Agreement.

Management Fee Arrearage.  For any Payment Date, an amount equal to any unpaid Management Fee from all prior Collection Periods.

Manager.  The Person performing the duties of the Manager under the Management Agreement, initially, CAL.

Manager Advances.  This term shall have the meaning set forth in the Management Agreement.

Manager Default.  This term shall have the meaning set forth in the Management Agreement.

Manager Report.  This term shall have the meaning set forth in the Management Agreement.

Material Adverse Effect.  Any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which results in:

(a)          a material adverse effect on the business, properties, financial condition, assets or operations of the Borrower;

(b)          a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents;

(c)          a material adverse effect on (i) the validity, binding effect or enforceability of the Borrower’s obligations under any of the Loan Documents to which such Person is a party, or (ii) the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document; or

(d)          a material adverse effect on the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents on the Collateral included in the Borrowing Base.

Maturity Date.  The Payment Date occurring in the month in which the thirtieth (30th) month following the Closing Date (which date will be extended to correspond to the duration of the extension of the Scheduled Termination Date made pursuant to Section 2.10).

MHC.  Mitsubishi HC Capital Inc., a Japanese corporation.

MHC Acquisition.  The transactions described in the MHC Acquisition Agreement (as in effect on the Closing Date), including, without limitation, the acquisition by MHC of all Capital Stock of CAI, the merger of MHC Merger Sub into CAI, and the MHC Acquisition Migration.

MHC Acquisition Agreement.  That certain Agreement and Plan of Merger, dated as of June 17, 2021, among MHC, MHC Merger Sub, and CAI.

MHC Acquisition Migration.  The “Migration” referred to and as defined in the MHC Acquisition Agreement (as in effect on the Closing Date), which includes, without limitation the discontinuance by CAL of its existence as a Barbados corporation, the domestication by CAL into a Delaware limited liability company, and, if the MHC Acquisition does not close, the reverse migration by CAL into a Barbados company. Exhibit H includes excerpts from the MHC Acquisition Agreement pertaining to discrete elements of the MHC Acquisition Migration.

MHC Merger Sub.  Cattleya Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of MHC.

Migration.  The migration of CAL to the State of Delaware, as contemplated by Section 6.17 of the Agreement and Plan of Merger, and Schedules 6.17(a), 6.17(c)(i)(A) through (B) and 6.17(c)(ii) thereto.  Extracts which form such schedules are attached hereto as Exhibit G.

Miscellaneous Borrower Proceeds.  Amounts due to the Manager or the Sub-Manager: (i) as agent of the Borrower from the manufacturers or sellers of Containers in the Borrower’s Fleet for breach of sale warranties relating thereto, (ii) as agent of the Borrower from Lessees for repair rebill proceeds on Containers which are designated for sale, and (iii) in payment or settlement of any claims, losses, disputes or proceedings relating to such Containers; provided, however, Miscellaneous Owner Proceeds shall not include Sales Proceeds, Casualty Proceeds and Indemnification Proceeds.

MUFG. The meaning set forth in the preamble to this Agreement.

Moody’s.  Moody’s Investors Services, Inc.

Multiemployer Plan.  Any multiemployer pension plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Net Book Value.  With respect to any date of determination for any Eligible Container:

(a)	the Original Cost of such Eligible Container, minus

(b)
the accumulated depreciation of such Eligible Container calculated from the original acquisition date of such Eligible Container by the Seller or one of its Affiliates to such date of determination measured utilizing the Depreciation Policy.

Net Present Value of Direct Finance Lease Receivables.  As of any date of determination, with respect to any Eligible Container that is then subject to an Eligible Direct Finance Lease, an amount in Dollars equal to the present value of the remaining Contract Payments that will become due under such Direct Finance Lease after such date of determination, discounted monthly at one-twelfth of the applicable Direct Finance Lease Rate; provided, however, that the Net Present Value of Direct Finance Lease Receivables of any Direct Finance Lease that (A) is a Defaulted Finance Lease, or (B) has been repurchased or is required to be repurchased by the Seller shall, in each case, be equal to zero.

Non-Extending Lender Group.  This term shall have the meaning set forth in Section 2.10.2 hereof.

Note.  A promissory note executed by the Borrower substantially in the form of Exhibit B hereof.

Notice Date.  This term shall have the meaning set forth in Section 2.10.2 hereof.

Obligations.  All indebtedness, obligations and liabilities of the Borrower to any of the Lenders, any Agent and the Interest Rate Hedge Providers, individually or collectively, existing on the date of this Credit Agreement or the related Interest Rate Hedge Agreement, as applicable, or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any Interest Rate Hedge Agreement or in respect of any of the Credit Loans made or any of the Notes, or other instruments at any time evidencing any thereof.

OFAC.  The U.S. Department of the Treasury’s Office of Foreign Assets Control.

Operating Expenses.  This term shall have the meaning set forth in the Management Agreement.

Original Cost.  With respect to any Container, an amount equal to the sum of (i) the manufacturer’s or vendor’s, as applicable, invoice prices, (ii) reasonable and customary out-of-pocket inspection, transport and initial positioning costs that were necessary and directly related to putting such Container in initial service, and (iii) reasonable acquisition fees which, in the case of clauses (ii) and (iii) are capitalized, as determined in accordance with GAAP, consistently applied.

Other Connection Taxes.  With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connection arising from such Recipient having executed, delivered, became party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

Other Taxes.  All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.1.2).

outstanding or Outstanding.  With respect to a Credit Loan, the aggregate unpaid principal thereof as of any date of determination.

Overnight Bank Funding Rate.  For any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Bank for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

Payment Date.  The 25th day of each month or, if such day is not a Business Day, the next succeeding Business Day; commencing November 25, 2021.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificate.  The perfection certificate as defined in the Borrower Security Agreement.

Permitted Holder.  Mitsubishi HC Capital, Inc.

Permitted Liens.  Liens permitted by Section 9.2.

Permitted Payment Date Withdrawals.  On (i) any Payment Date, an amount required to pay all accrued and unpaid interest (other than Default Interest) payable on such Payment Date, and (ii) the Maturity Date, an amount necessary to pay the then unpaid principal balance of all Credit Loans.

Permitted Securitization.  This term shall have the meaning set forth in the Management Agreement.

Person.  Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Prime Rate.  The interest rate per annum announced from time to time by the Administrative Agent as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

PTE.  A prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Record.  The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Credit Loan referred to in such Note.

Register.  This term shall have the meaning set forth in Section 15.3.

Related Parties.  With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Required Lenders.  As of any date of determination, Bank Lenders having Commitments representing more than fifty percent (50%) of the Total Commitments or, if the Conversion Date shall have occurred, Lender Groups representing more than fifty percent (50%) of the Aggregate Loan Principal Balance on such date.

Resolution Authority.  An EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Restricted Cash Account.  The bank account designated as such that has been established by the Borrower in accordance with the provisions of Section 4.3 hereof.

Restricted Cash Target Balance.  For any Payment Date the amount required to be deposited or maintained in the Restricted Cash Account, which shall be equal to the product of (i) six (6), (ii) one-twelfth (1/12), (iii) the LIBOR Rate in effect on such Payment Date (or, if the Interest Rate Swap Agreements specified in Section 8.18 are in effect, the weighted average (based on notional amounts) of the rates payable by the Borrower under such Interest Rate Swap Agreements) plus the Applicable Margin, and (iv) the then Aggregate Loan Principal Balance (calculated after giving effect to all principal payments actually paid on such Payment Date)

Restricted Payment.  In relation to the Borrower, any (a) Distribution, (b) payment or prepayment by the Borrower to the Borrower’s shareholders (or other equity holders), (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower, (d) payments of management, consulting or similar fees to Affiliates of the Borrower (other than the Management Fee), or (e) payment of Subordinated Debt.

Return on Equity.  With respect to any Container and the Lease thereof, an amount (expressed as a percentage) the numerator of which is equal to the product of (i) the per diem rental for such Container as set forth in the Lease, and (ii) 365, and denominator of which is equal to the Original Cost of such Container.

Sales Proceeds.  The gross proceeds (including but not limited to cash sales price, but excluding repair rebill proceeds from Lessee) due to the Manager or the Sub-Manager, as agent of the Borrower, from the sale or other disposition of Containers in the Borrower’s Fleet.

Sanction or Sanctions.  Individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, (e) Japan, (f) China but only to the extent that failure to comply with such sanctions would have a Material Adverse Effect or (g) any other governmental authorities having valid jurisdiction over any Lender, the Administrative Agent, the Borrower, any member of the Borrower Group or any of its Affiliates, in the case of clause (g) where both: (i) compliance with any such economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed by such governmental authority (other than government authorities described in clauses (a) through (f)) is consistent with laws of the United States of America, and (ii) the Borrower’s failure to comply with any such sanctions (other than the sanctions of the United States of America, the United Nations Security Council, the European Union or the United Kingdom) would result in a Material Adverse Effect.

Sanctioned Country.  At any time, a country or territory which is the subject or target of any Sanctions.

Sanctioned Person.  Any Person that is currently a subject or a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC’s Specially Designated Nationals and Blocked Persons List; (b) listed on OFAC’s Consolidated Non-SDN List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s); (d) with whom engaging in trade, business or other activities is otherwise prohibited or restricted by Sanctions; or (e) a Person that is a Sanctions target pursuant to any other territorial or country-based Sanctions program (a “Non-OFAC Program”) where both: (i) compliance with sanctions imposed pursuant to such Non-OFAC Program is consistent with the laws of the United States of America, and (ii) the Borrower’s failure to comply with any such sanction (other than the sanctions of the United States of America, the United Nations Security Council, the European Union or the United Kingdom) would result in a Material Adverse Effect.

Scheduled Termination Date.  September 29, 2023 (as such date may be extended from time to time in accordance with the provisions of Section 2.10 hereof).

Secured Party.  Each Agent, each Lender and each Interest Rate Hedge Provider.

Security Documents.  The Borrower Security Agreement, each Control Agreement and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, pursuant to which security is granted to the Administrative Agent and the Intercreditor Agreement.

Seller.  CAL.

Senior Executive Officer.  Any of the president, chief financial offer, treasurer or controller of the Borrower, Seller or Manager, as the case may be.

Special Container.  Any type of container other than standard dry freight containers and refrigerated container.

Standard & Poor’s or S&P.  Standard & Poor’s Ratings Group.

Sub-Manager.  CAI.

Sub-Manager Account.  The bank account maintained by the Sub-Manager, as trustee of the Borrower, into which all receipts, including the Borrower’s receipts in the form of cash or cash equivalents, of Gross Revenue, Miscellaneous Owner Proceeds, Casualty Proceeds and Sales Proceeds (in each case in respect of Containers leased out by the Sub-Manager) are deposited by the Sub-Manager.

Subsidiary.  Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Synthetic Lease.  Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Taxes.  All present or future taxes, levied imposts, duties, deductions, withholding (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Total Commitment.  As of any date of determination, an amount equal to the sum of the aggregate amount of the Lender Group Commitments of all Lender Groups in effect on such date of determination.

Trust Account.  The bank account designated as such that has been established by the Borrower in accordance with the provisions of Section 4.1 hereof.

Type.  As to any Credit Loan, its nature as a Base Rate Loan, CP Rate Loan or a LIBOR Rate Loan.

UK Financial Institution.  Any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority.  The Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

U.S. Person.  A “United States person” as such term is defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate.  This term shall have the meaning set forth in Section 5.1.2(e)(2)(ii)(C).

USA Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

Voting Stock.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Warranty Purchase Amount.  This term shall have the meaning set forth in the Contribution and Sale Agreement.

Weighted Average Return On Equity.  For all of the Containers included in the calculation of the Borrowing Base, as of any date of determination, an amount equal to the quotient of (i) the sum of the products for such Containers, of (A) the Return On Equity of each such Container multiplied by (B) the Net Book Value or Net Present Value of Direct Finance Lease Receivables, as the case may be, of such Container, divided by (ii) the sum of the Aggregate Net Book Values and the Aggregate Net Present Value of Direct Finance Lease Receivables.

Withholding Agent.  Any Loan Party and the Administrative Agent.

Write-Down and Conversion Powers.  With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2         Rules of Interpretation.

1.2.1       A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

1.2.2       The singular includes the plural and the plural includes the singular.

1.2.3      A reference to any law includes any amendment or modification to such law.

1.2.4      A reference to any Person includes its permitted successors and permitted assigns.

1.2.5      Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

1.2.6      The words “include”, “includes” and “including” are not limiting.

1.2.7     All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

1.2.8      The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

1.2.9      Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

1.2.10    This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

1.2.11    For purposes of calculations regarding the Borrowing Base or the Concentration Limits, an individual Container shall be included in the calculation of either the Aggregate Net Book Value or the Aggregate Net Present Value of Direct Finance Lease Receivables but not both.

1.2.12   This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrower and are the product of discussions and negotiations among all parties.  Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

1.2.13    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement and the other Loan Documents shall be prepared in substantial conformity with, GAAP (with any non-GAAP conventions and adjustments not being material in the aggregate) applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of CAI as of the Balance Sheet Date, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and/or CAI, as the case may be, shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

1.2.14    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders, the Group Agents and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent, the Lenders and the Group Agents financial statements and other documents required under this Credit Agreement, the Management Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.2.15     1.2.14   Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.3         LIBOR Notification.  Section 2.12 of this Credit Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.

1.4         Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.

2.	THE CREDIT FACILITY.

2.1         Commitment to Lend.  Subject to the terms and conditions set forth in this Credit Agreement (including, without limitation, Section 2.11 hereof), each Bank Lender and each Lender Group severally agrees to lend to the Borrower, and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date to (but not including) the Conversion Date upon notice by the Borrower to the Administrative Agent (with a copy to each Interest Rate Hedge Provider) given in accordance with Section 2.7, such sums as are requested by the Borrower, provided that the sum of the unpaid principal amount of all Credit Loans (after giving effect to all amounts requested) shall not at any time exceed the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time and provided further that the Conduit Lender in such Lender Group may, in its sole discretion, make a Loan to the Borrower in a principal amount equal to its Lender Group Percentage of such requested Loan; it being understood and agreed that, at no time will a Conduit Lender have any obligation to make any Loan; and if such Conduit Lender declines to make any such Loan, the Bank Lenders in such Lender Group shall make Loans in an aggregate principal amount equal to the related Lender Group Percentage of such requested Credit Loan.  The Credit Loans shall be made pro rata in accordance with each Lender Group’s Lender Group Percentage.  Each request for a Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 12 have been satisfied on the date of such request.

2.2         Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the accounts of the Group Agents in accordance with their respective Lender Group Percentage a commitment fee (the “Commitment Fee”), calculated at the rate per annum of either (x) if the quotient (expressed as a percentage) obtained by dividing (A) the Aggregate Loan Principal Balance by (B) the Total Commitments shall be less than seventy five percent (75%) as of any date of determination, one half percent (0.50%), or (y) at all times not covered by clause (x), three tenths percent (0.30%), in each case, on the average daily amount during each period or portion thereof from the Closing Date to the Conversion Date by which the Total Commitment exceeds the average Aggregate Loan Principal Balance during the immediately preceding Interest Period.  The Commitment Fee shall be payable in arrears on each Payment Date for the immediately preceding Interest Period, with a final payment on the Payment Date immediately following the Conversion Date or any earlier date on which the Commitments shall terminate or have been terminated.

2.3        Reduction of Total Commitment.  The Borrower shall have the right at any time and from time to time prior to the Conversion Date upon five (5) Business Days’ prior written notice to each Agent and each Interest Rate Hedge Provider to reduce by the minimum amount of $5,000,000 and integral multiples of $1,000,000 thereafter or to terminate entirely the then unused portion of the Total Commitment, whereupon the Commitments of the Lender Groups shall be reduced pro rata in accordance with their respective Lender Group Percentages of the amount specified in such notice or, as the case may be, terminated.  Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.3, the Administrative Agent will notify the Group Agents of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Group Agents (i) the full amount of any Commitment Fee then accrued on the amount of the reduction, and (ii) a fee in an amount equal to one percent (1.00%) of the reduction in the Total Commitment.  No reduction or termination of the Commitments may be reinstated.

2.4        Revolving Credit Facility.  The credit facility evidenced by this Credit Agreement is a revolving credit facility.  Accordingly, the principal balance of any Credit Loan that has been repaid by the Borrower may, subject to the terms and conditions of this Credit Agreement, be re-borrowed to (but excluding) the Conversion Date.

2.5        Evidence of Credit Loans.  The Credit Loans made by each Lender shall be evidenced by one or more accounts or Records maintained by such Lender’s Group Agent in the ordinary course of business. The accounts or records maintained by the each Lender (or its related Group Agent on behalf of such Lender) shall be conclusive absent manifest error of the amount of the Credit Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and Records maintained by any Lender and the accounts and Records of the related Group Agent in respect of such matters, the accounts and Records of the Group Agent shall control in the absence of manifest error. Upon the request of any Lender (or its related Group Agent on its behalf), the Borrower shall execute and deliver to such Lender (through the related Group Agent) a Note, which shall evidence such Lender’s Credit Loans in addition to such accounts or records. Each Lender (or Group Agent on its behalf) may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.6         Interest on Credit Loans.

2.6.1      Except as otherwise provided in Section 5.10,

(a)          Each Credit Loan which is a Base Rate Loan shall bear interest for the period commencing with the Funding Date thereof (or, as applicable, the last day of the Interest Period most recently ended) and ending on the last day of each Interest Period with respect thereto at a rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time.

(b)          Each Credit Loan which is a LIBOR Rate Loan shall bear interest for the period commencing with the Funding Date thereof (or, as applicable, the last day of the Interest Period most recently ended) and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the Adjusted LIBOR Rate determined for such Interest Period plus the Applicable Margin with respect to LIBOR Rate Loans as in effect from time to time.

(c)          Each Credit Loan which is a CP Rate Loan shall bear interest for the period commencing with the Funding Date thereof (or, as applicable, the last day of the Interest Period most recently ended) and ending on the last day of each Interest Period with respect thereto at a rate per annum equal to the CP Rate plus the Applicable Margin with respect to CP Rate Loans as in effect from time to time.

2.6.2       The Borrower promises to pay interest on each Credit Loan in arrears on each Payment Date.

2.6.3      In no event shall the interest charged with respect to a Loan exceed the maximum amount permitted by applicable law.  If at any time the interest rate charged with respect to a Credit Loan exceeds the maximum rate permitted by applicable law, the rate of interest to accrue pursuant to such Credit Loan shall be limited to the maximum rate permitted by applicable law.

2.6.4      The Borrower acknowledges and agrees that any Bank Lender, or any Affiliate of such Bank Lender may, from time to time (but without any obligation) purchase and hold Commercial Paper issued by its related Conduit Lender for its own account, regardless of any difference between the CP Costs (expressed as an interest rate per annum) and the LIBOR Rate.

2.7        Requests for Credit Loans.  The Borrower shall give to the Administrative Agent (with a copy to each Interest Rate Hedge Provider) written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Credit Loan requested hereunder (a “Credit Loan Request”) by 11:00 a.m. (New York time) no less than one Business Day prior to the requested Funding Date.  Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Group Agents thereof.  The Group Agents shall promptly notify the Lenders in its Lender Group promptly upon its receipt of such notice.  Each such request for a Credit Loan shall constitute a representation and warranty by the Borrower that the conditions presently set forth in Section 12 have been satisfied.  The Credit Loan Request shall be irrevocable and binding on the Borrower upon delivery thereof and shall obligate the Borrower to accept the Credit Loan (or portion thereof) requested from the Lenders on the related Funding Date. Each Credit Loan Request shall be deemed to be a request for a LIBOR Rate Loan or a CP Rate Loan or, if the circumstances in Sections 5.3 or 5.4 of this Credit Agreement are then continuing, a Base Rate Loan.

2.8        Continuation of Type of Credit Loan.  Any Credit Loan of any Type may, upon the expiration of an Interest Period with respect thereto, be continued as a Credit Loan of the same Type; provided that no LIBOR Rate Loan or CP Rate Loan may be continued as such when any Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrower’s account have actual knowledge.  The Administrative Agent shall notify the Group Agents promptly when any such automatic conversion contemplated by this Section 2.8 is scheduled to occur.

2.9         Funds for Credit Loan.

2.9.1      Funding Procedures.

(a)        Not later than 2:00 p.m. (New York time) on the proposed Funding Date of any Credit Loan, and provided that each of the Lenders have been given notice of the Credit Loan Request, each Lender Group will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Lender Group’s Lender Group Percentage of the amount of the requested Credit Loans. Each Loan hereunder shall consist of one or more Loans made by each Lender Group and, within each Lender Group, by the Conduit Lenders and/or Bank Lenders in such Lender Group. Upon receipt from each Lender of such amount, and upon receipt of the documents required by Sections 11 and/or 12, as the case may be, and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such Credit Loans made available to the Administrative Agent by the Lenders.  The failure or refusal of any Lender Group to make available to the Administrative Agent at the aforesaid time and place on any Funding Date the amount of its Lender Group Percentage of the requested Credit Loans shall not relieve any other Lender Group or Bank Lender therein from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender Group’s Lender Group Percentage of any requested Credit Loans.

(b)          Nothing herein shall be deemed to commit any Conduit Lender to fund or maintain any Loans at any time, and any Conduit Lender may at any time transfer to one or more of its Bank Lenders in its Lender Group all or a portion of in its Loans and rights hereunder.

2.9.2      Advances by Administrative Agent.  The Administrative Agent may, unless notified to the contrary by any Group Agent prior to a Funding Date, assume that its related Lender Group has made available to the Administrative Agent on such Funding Date the amount of such Lender Group’s Lender Group Percentage of the Credit Loans to be made on such Funding Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If any Lender Group makes available to the Administrative Agent such amount on a date after such Funding Date, such Lender Group shall pay to the Administrative Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount of such Lender’s Group Lender Group Percentage of such Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Funding Date to the date on which the amount of such Lender’s Group Lender Group Percentage of such Credit Loans shall become immediately available to the Administrative Agent, and the denominator of which is 360.  A statement of the Administrative Agent submitted to such Lender Group’s Group Agent with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender Group.  If the amount of such Lender’s Group Lender Group Percentage of such Credit Loans is not made available to the Administrative Agent by such Lender Group within three (3) Business Days following such Funding Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Credit Loans made on such Funding Date.

2.10       Extension of Scheduled Termination Date

2.10.1    Requests for Extension.  The Borrower may, by notice to the Administrative Agent (who shall promptly notify each Group Agent) and each Interest Rate Hedge Provider not earlier than 45 days and not later than 35 days prior to the Scheduled Termination Date then in effect hereunder (the “Existing Scheduled Termination Date”) request that each Lender extend the Scheduled Termination Date in respect of this revolving credit facility for an additional 364 day period from the Existing Scheduled Termination Date. After each Group Agent’s receipt of any Extension Notice, such Group Agent shall promptly notify the Lenders in such Group Agent’s Lender Group of such extension notice.

2.10.2    Lender Elections to Extend.  Each Lender in each Lender Group acting in its sole and individual discretion, shall, by notice to its Group Agent (who shall notify the Administrative Agent) given not earlier than 30 days prior to the Existing Scheduled Termination Date and not later than the date (the “Notice Date”) that is 20 days prior to the Existing Scheduled Termination Date, advise the Administrative Agent whether or not such Lender Group agrees to such extension and each Lender Group that determines not to so extend its Scheduled Termination Date (a “Non-Extending Lender Group”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender Group whose Group Agent does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender Group.  The election of any Lender or Lender Group to agree to such extension shall not obligate any other Lender to so agree.

2.10.3    Notification by Administrative Agent.  The Administrative Agent shall notify the Borrower and each Interest Rate Hedge Provider of each Lender Group’s determination under this Section 2.10 no later than the date 15 days prior to the Existing Scheduled Termination Date (or, if such date is not a Business Day, on the next preceding Business Day).

2.10.4    Additional Commitment Lenders.  The Borrower shall have the right to replace each Non-Extending Lender Group with, and add as “Lenders” and “Lender Groups” under this Credit Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 15.2; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Acceptance pursuant to which such Additional Commitment Lender shall, effective as of the Existing Scheduled Termination Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to any other Commitment of such Lender hereunder on such date).

2.10.5    Minimum Extension Requirement.  If (and only if) the total of the Commitments of the Lender Groups that have agreed so to extend their Existing Scheduled Termination Date (each, an “Extending Lender Group”) and the additional Commitments of the Additional Commitment Lenders shall be equal to the aggregate amount of the Commitments in effect immediately prior to the Existing Scheduled Termination Date, then, effective as of the Existing Scheduled Termination Date, the Scheduled Termination Date in respect of the revolving credit facility of each Extending Lender Group and of each Additional Commitment Lender shall be extended to the date falling three hundred sixty four (364) days after the Existing Scheduled Termination Date (except that, if such date is not a Business Day, such Scheduled Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender and its related Lender Group shall thereupon become a “Lender” within a “Lender Group” for all purposes of this Credit Agreement.

2.10.6    Conditions to Effectiveness of Extensions.  As a condition precedent to such extension, the Borrower shall deliver to each Agent and each Interest Rate Hedge Provider a certificate of the Borrower dated as of the Existing Scheduled Termination Date (in sufficient copies for each Lender in each Extending Lender Group and each Additional Commitment Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article 7 and the other Loan Documents are true and correct on and as of the Existing Scheduled Termination Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.10, the representations and warranties contained in Section 7.4.2 shall be deemed to refer to the most recent statements furnished pursuant to Section 8.4, and (B) no Default, Event of Default or Early Amortization Event exists.  In addition, on the Existing Scheduled Termination Date of each Non-Extending Lender Group, the Borrower shall prepay the Credit Loans outstanding on such date to such Non-Extending Lender Group and pay any additional amounts owing, including any amounts owing under any Interest Rate Hedge Agreement.

2.11        Increase in Commitments.

(a)          Request for Increase.  Provided no Default, Event of Default or Early Amortization Event then exists, the Borrower may from time to time during the period from the Closing Date to (and including) the Conversion Date, upon notice to the Administrative Agent (who shall promptly notify such Lender Groups as the Borrower may request), request an increase in the Total Commitment to an amount not exceeding Eight Hundred Million Dollars ($800,000,000); provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Borrower may make a maximum of six (6) such requests and (iii) each existing Bank Lender shall have a right of first refusal to increase its Commitment by an amount equal to its pro rata share of such requested increase.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which the applicable Group Agents are requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).  Each increased or additional Commitment provided pursuant to this Section 2.11 shall be referred to as an “Incremental Increase”.

(b)          Terms of Each Incremental Increase:

(i)          Each Incremental Increase shall be part of the revolving credit facility evidenced by this Credit Agreement, shall mature on the Maturity Date, shall bear interest and be entitled to fees, in each case at the rate set forth in this Credit Agreement, and shall otherwise be subject to the same terms and conditions.

(ii)         Any Lender making any Incremental Increase shall be entitled to the same voting rights as the existing Lenders under this Credit Agreement (unless otherwise agreed by the applicable Lenders); provided that no such agreement shall allow the Commitments with respect to the Incremental Increase to be terminated prior to Scheduled Termination Date and each Loan funded by an Incremental Increase shall receive proceeds of prepayments on the same basis as the existing Loans (such prepayments to be shared pro rata basis).

(iii)        On each Increase Effective Date, the outstanding Credit Loans will be reallocated by the Administrative Agent on the applicable Increase Date among the Lender Groups (including the Lender Groups providing such Incremental Increase) in accordance with their revised Lender Group Percentages and the Group Agents for the Lenders to this revolving credit facility (including the Lender Groups providing such Incremental Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required in connection with such reallocation.

(c)          Lender Elections to Increase; Notification by Administrative Agent.  Each applicable Lender shall notify its Group Agent within such time period whether or not it agrees to increase its Commitment and, if so, the amount by which it agrees to increase its Commitment.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  The Group Agents shall notify the Administrative Agent, who shall notify the Borrower of the applicable Lenders’ responses to each request made hereunder.

(d)          Additional Lenders.  To achieve the full amount of a requested increase and expressly subject to the right of first refusal of existing Lenders to participate in any such increase in the Total Commitment described in paragraph (a) of this Section 2.11, the Borrower may also invite additional banks or financial institutions which are Eligible Assignees (the “Additional Lenders”) to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(e)         Effective Date and Allocations.  If the Total Commitment is increased in accordance with this Section 2.11, the Administrative Agent and the Borrower shall determine the Payment Date on which such increase shall be effective (the “Increase Effective Date”).  The Borrower, in consultation with the Administrative Agent, shall select the Lenders and/or, if applicable and expressly subject to the right of first refusal of existing Lenders to participate in any such increase in the Total Commitment described in paragraph (a) of this Section 2.11, additional Lenders whose Commitments will be increased and/or, if applicable, accepted and determine the final allocation of such increase and, if applicable, accepted Commitments, in each case, in accordance with each applicable Lender’s and/or, if applicable, each Additional Lender’s response to the Administrative Agent regarding the request for an increase.  The Borrower shall promptly notify the Administrative Agent, the Lenders and, if applicable, the Additional Lenders of the final allocation of such increase, and the Administrative Agent shall promptly notify the Lenders of the Increase Effective Date.

(f)          Conditions to Effectiveness of Increase.  As a condition precedent to such increase, each of the following must be satisfied:

(i)          the Borrower shall deliver to each Agent a certificate dated as of the Increase Effective Date signed by a Senior Executive Officer (x) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in the Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Early Amortization Event, Default or Event of Default exists.  Such increase shall be effected pursuant to documentation reasonably satisfactory to the Borrower, the Administrative Agent, the Group Agents for any Lender Group that includes increasing Lenders and, if applicable, the Additional Lenders;

(ii)         each of the representations and warranties contained in Article 7 shall be true and correct in all material respects on such Increase Effective Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);

(iii)        any proposed Additional Lender shall join this Credit Agreement as a Lender pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and the Administrative Agent is authorized to update Schedule 1 to this Credit Agreement to reflect such updated commitments;

(iv)          each Incremental Increase shall constitute Obligations of the Borrower and shall be secured with the other Obligations on a pari passu basis.

2.12       Successor LIBOR Rate Index.

(a)          Benchmark Replacement.

(1)        Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event, an Early Opt-in Election or Other Benchmark Rate Election, as applicable and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(2)         Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document; provided that this clause (ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.  For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(b)         Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement.

(c)         Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Lenders and each Interest Rate Hedge Provider of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

(d)        Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)         Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Rate Loan of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(f)          London Interbank Offered Rate Benchmark Transition Event.  On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of the IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023.  No successor administrator for the IBA was identified in such Announcements.  The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Credit Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to clause (c) of this Section 2.12 shall be deemed satisfied.

(g)         Benchmark Transition Negotiations.  Each party hereto acknowledges and agrees that if a Benchmark Transition Event has occurred, is imminent or is more likely than not to occur, then to the extent that any Lender at such time also is, or has an Affiliate which is, a counterparty to an Interest Rate Swap Agreement, then such parties and the Borrower shall enter into negotiations with the intention to make the necessary changes in order to preserve the economics of the respective Interest Rate Swap Agreement then in effect (and the relevant benchmarks used therein) in place for the transaction immediately preceding the commencement of the applicable Benchmark Transition Event.  Such negotiations shall be carried out by each such party in good faith and in consideration of the then prevailing market practice.  The parties agree that, upon amendment to an Interest Rate Swap Agreement in connection with or in anticipation of a potential Benchmark Transition Event, their respective obligations under this provision will be deemed satisfied.

(h)          Certain Defined Terms. As used in this Section 2.12:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 2.12.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 2.12.

“Benchmark Replacement” means, for any Available Tenor,

(a) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)          the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2)          the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)          the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

(b) with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment; or

(c) with respect to any Other Benchmark Rate Election, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a)(1) or clause (b), the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.  If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3), clause (b) or clause (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)          for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)         the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b)         the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;

(2)          for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

(3)          for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate; and

(4)          for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with this Section 2.12 will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters ) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)          in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)          in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)          in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided a Term SOFR Notice to the Lenders and the Borrower pursuant to clause (a)(ii) of this Section 2.12; or

(4)          in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.12.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)          a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)          the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Other Benchmark Rate Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)          a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR-based rate, a term benchmark rate that is not a SOFR-based rate as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)          the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.12 with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

3.	REPAYMENT OF THE CREDIT LOANS.

3.1         Repayment of Credit Loans.  The Aggregate Loan Principal Balance, and all accrued interest and other amounts owing on, or with respect to, the Credit Loans shall be payable in full on the earlier to occur of (a) the Maturity Date and (b) the date on which the Credit Loans and the other Obligations have been declared due and payable in accordance with the provisions of Section 13.1 hereof.

3.1.1          On each Payment Date on which an Early Amortization Event is continuing, the unpaid principal balance of all Credit Loans shall be payable on each Payment Date in the amount set forth in the provisions of Clause (I) of Section 4.1(d).

3.1.2          The Aggregate Loan Principal Balance, and all accrued interest and other amounts owing on, or with respect to, the Credit Loans shall be payable in full on the earlier to occur of (a) the Maturity Date and (b) the date on which the Credit Loans and the other Obligations have been declared due and payable in accordance with the provisions of Section 13.1 hereof.

3.2         Mandatory Prepayments of Credit Loans.  If the Borrowing Base Report delivered on any Determination Date indicates that a Borrowing Base Deficiency exists, then the Borrower shall pay on the immediately succeeding Payment Date the amount of such Borrowing Base Deficiency in accordance with Section 4.1 hereof.  Each prepayment of Credit Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective principal amount of each Lender’s unpaid Credit Loan, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.  In connection with any prepayment under this Section 3.2, the Borrower will, simultaneously with such prepayment, pay to each Interest Rate Hedge Provider all amounts, including any termination payments, then owing under their respective Interest Rate Hedge Agreements as a consequence of such prepayment.

3.3         Optional Repayments of Credit Loans.  The Borrower shall have the right, at its election, to repay the outstanding amount of the Credit Loans, in whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans or CP Rate Loans may be made only on a Payment Date unless accompanied by all amounts owing pursuant to Section 5.8 hereof.  The Borrower shall give each Agent and each Interest Rate Hedge Provider, no later than 11:00 a.m. (New York time) at least one (1) Business Day’s prior written notice of any proposed prepayment pursuant to this Section 3.3 of Base Rate Loans, and two (2) LIBOR Business Days’ or three (3) Business Days’, as applicable, notice of any proposed prepayment pursuant to this Section 3.3 of LIBOR Rate Loans or CP Rate Loans, in each case specifying the proposed date of prepayment of Credit Loans and the principal amount to be prepaid.  Each such partial prepayment of the Credit Loans shall be in an integral multiple of $100,000, and shall be applied, in the absence of instruction by the Borrower, first to the principal balance of all unpaid Base Rate Loans and then to the principal balance of all unpaid CP Rate Loans and then to the principal balance of all unpaid LIBOR Rate Loans.  Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s aggregate unpaid Credit Loans, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.  In connection with any prepayment under this Section 3.3, the Borrower will, simultaneously with such prepayment, pay to each Interest Rate Hedge Provider all amounts, including any termination payments, then owing under their respective Interest Rate Hedge Agreements as a consequence of such prepayment.

3.4         Application of Prepayments.  Each such prepayment shall be applied to reduce all remaining Scheduled Principal Payment Amounts (including the Scheduled Principal Payment Amount due on the Maturity Date) by a fraction (stated as a percentage) the numerator of which in the amount of such prepayment and the denominator of which is the Aggregate Loan Principal Balance immediately prior to such prepayment.  Each prepayment of principal received by a Lender pursuant to this Section 3 shall be applied, in the absence of contrary instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal balance of CP Rate Loans, and then to the principal of LIBOR Rate Loans.  The Administrative Agent will promptly notify each Lender of its receipt of any notice of prepayment, and of the amount of such Lender’s prepayment.

4.	TRUST ACCOUNT; RESTRICTED CASH ACCOUNT; INVESTMENTS.

4.1         Trust Account.

(a)          The Borrower has established and will maintain the Trust Account.  The Trust Account is in the name of the Borrower, for the benefit of the Administrative Agent (on behalf of the Secured Parties), initially with MUFG Union Bank, N.A.  The Trust Account shall at all times be under the “control” (as defined in the UCC) of the Administrative Agent for the benefit of the Secured Parties.

(b)          The Borrower shall not establish any additional bank accounts (other than the Trust Account and the Restricted Cash Account) without prior written notice to, and the prior written consent of, the Administrative Agent, in each instance.  Any such additional or successor bank account must be maintained with a bank or trust company acceptable to the Required Lenders.

(c)          The Borrower shall cause the Sub-Manager to deposit into the Trust Account, at the times and in the amounts required pursuant to the terms of the Management Agreement all Gross Revenue relating to the Containers in the Borrower Fleet.  The Borrower shall cause any Gross Revenue and other amounts related to the Collateral not deposited into a Sub-Manager Account, including any such amounts received by the Manager, the Seller or any of their Affiliates, to be deposited into the Trust Account within three (3) Business Days after receipt of such payment.  So long as no Early Amortization Event or Manager Default shall have occurred and then be continuing, the Manager shall be permitted to request the Administrative Agent to withdraw (to the extent not previously withheld) from amounts on deposit in the Trust Account, or otherwise net out, from amounts otherwise required to be deposited to the Trust Account the amount of any Management Fee or Management Fee Arrearage that would otherwise be due and payable on the immediately succeeding Payment Date.

(d)        On each Payment Date, the Borrower, based on the Manager Report, shall distribute funds in an amount equal to the sum (without duplication) of (i) all of the Collections received during the related Collection Period, less an amount up to the Management Fee and Management Fee Arrearage withheld by the Manager in accordance with the terms of the Management Agreement, (ii) all amounts received by the Borrower during the related Collection Period pursuant to any Interest Rate Hedge Agreement, (iii) any Warranty Purchase Amounts received by the Borrower during the related Collection Period, (iv) the amount of all Manager Advances for use on such Payment Date, (v) any earnings on Eligible Investments in the Trust Account, to the extent that such earnings were credited to such account during the related Collection Period, (vi) any amounts transferred from the Restricted Cash Account, (vii) any cash capital contributions and (viii) other payments required by the Loan Documents to be deposited therein (the sum of the amounts described in clauses (i) through (vii), the “Available Distribution Amount”).  Such Available Distribution Amount shall be distributed to the following Persons in the following order of priority, with no payment being made toward any item unless and until all prior items have been fully satisfied:

(I)          On each Payment Date on which no Event of Default shall have occurred and then be continuing, in the following order of priority:

(1)          To the Manager, the Management Fee and any Management Fee Arrearage, in each case to the extent not previously withheld by, or distributed to, the Manager in accordance with the terms of the Management Agreement and the other Loan Documents;

(2)          To the Manager, in reimbursement of any unreimbursed Manager Advances in accordance with the terms of the Management Agreement and the other Loan Documents;

(3)          To the Borrower, an amount equal to Borrower Expenses then due and payable; provided, however that the amount payable pursuant to this clause (3) in any twelve month period shall not exceed One Hundred Fifty Thousand Dollars ($150,000);

(4)          On a pro rata and pari passu basis based on the amounts then owing pursuant to this clause (4):

(A)	to the Lenders, on a pro rata basis, all interest payments (other than Default Interest) then due and owing with respect to the Credit Loans, and

(B)
to each Interest Rate Hedge Provider, on a pro rata basis based on the amounts then owing to all Interest Rate Hedge Providers pursuant to this clause (4)(B), the amount of any scheduled payments (but not termination payments) then due and payable pursuant to the terms of any Interest Rate Hedge Agreement then in effect, together with any such amounts past due and any interest thereon;

(5)          To each Group Agent, on a pro rata basis, all Commitment Fees then due and payable;

(6)          To the Administrative Agent, the Administrative Agent Fee then due and owing;

(7)          To the Restricted Cash Account, an amount such that the total amount of cash and Eligible Investments on deposit therein is equal to the Restricted Cash Target Balance for such Payment Date;

(8)          Each of the following on a pro rata and pari passu basis:

(A)
to each Lender, on a pro rata basis (calculated based on the then unpaid principal balance of their respective unpaid Credit Loans), an amount equal to any principal prepayment required pursuant to Section 3.2 hereof; and

(B)
to each Interest Rate Hedge Provider, on a pro rata basis based on the amounts then owing to all Interest Rate Hedge Providers pursuant to this clause (8), the amount of any unpaid payments then due and payable (including termination payments) pursuant to the terms of any Interest Rate Hedge Agreement then in effect;

(9)          If an Early Amortization Event has occurred and is continuing, all remaining Available Distribution Amounts shall be paid to the Lenders until the unpaid principal balance of all Loans have been repaid in full;

(10)          To each Lender, on a pro rata basis based on amounts then owing to each such Lender pursuant to this clause (10), all Default Interest, taxes, increased costs, Broken Funding Costs, indemnification, expenses and any other amounts due and owing to such Lender pursuant to the terms of the Loan Documents;

(11)          To the Manager, the amount of any unpaid indemnity payments or other amounts owing to the Manager pursuant to the terms of the Management Agreement; and

(12)          To the Borrower, any remaining Available Distribution Amount.

(II)          On each Payment Date on which an Event of Default shall have occurred and then be continuing, in the following order of priority:

(1)          To the Manager, the Management Fee and any Management Fee Arrearage, in each case to the extent not previously withheld by, or distributed to, the Manager in accordance with the terms of the Management Agreement and the other Loan Documents;

(2)          To the Manager, in reimbursement of any unreimbursed Manager Advances in accordance with the terms of the Management Agreement and the other Loan Documents;

(3)          To the Borrower, an amount equal to Borrower Expenses then due and payable; provided, however that the amount payable pursuant to this clause (3) in any twelve month period shall not exceed One Hundred Fifty Thousand Dollars ($150,000);

(4)          On a pro rata and pari passu basis based on amounts then owing pursuant to this clause (4):

(A)	to the Lenders, on a pro rata basis, all interest payments (other than Default Interest) then due and owing with respect to the unpaid Credit Loans, and

(B)
to each Interest Rate Hedge Provider, on a pro rata basis based on the amounts then owing pursuant to this clause (4)(B), the amount of any scheduled payments (but not termination payments) then due and payable to all Interest Rate Hedge Providers pursuant to the terms of any Interest Rate Hedge Agreement then in effect, together with any such amounts past due;

(5)          To each Group Agent, on a pro rata basis, all Commitment Fees then due and payable;

(6)          To the Administrative Agent, the Administrative Agent Fee and other expenses and amounts then due and owing;

(7)          Each of the following on a pro rata basis, all remaining Available Distribution Amount:

(A)
to each Lender, on a pro rata basis (calculated based on the then unpaid principal balance of their respective unpaid Credit Loans), the unpaid principal balance of all Credit Loans until the Aggregate Loan Principal Balance has been reduced to zero; and

(B)
to each Interest Rate Hedge Provider, on a pro rata basis, the amount of any unpaid payments then due and payable (including termination payments) pursuant to the terms of any Interest Rate Hedge Agreement then in effect;

(8)          To each Lender, on a pro rata basis based on amounts then owing to each such Lender pursuant to this clause (8), all Default Interest, taxes, increased costs, Broken Funding Costs, indemnification, expenses and any other amounts due and owing to such Lender pursuant to the terms of the Loan Documents;

(9)          To the Manager, the amount of any unpaid indemnity payments or other amounts owing to the Manger pursuant to the terms of the Management Agreement; and

(10)          To the Borrower, any remaining Available Distribution Amount.

4.2         Investments

(a)          Funds which may at any time be held in the Trust Account or the Restricted Cash Account may be invested and reinvested by, or on behalf of, the Borrower in one or more Eligible Investments.

(b)          Each investment made pursuant to this Section 4.2 on any date shall mature not later than the Business Day immediately preceding the Payment Date next succeeding the day such investment is made, except that any investment made on the day preceding a Payment Date shall mature on such Payment Date.

(c)          Subject to the other provisions hereof, the Administrative Agent, on behalf of the Secured Parties, shall have sole “control” (as defined in the UCC) over the Trust Account and the Restricted Cash Account and any financial asset credited thereto.

(d)          All monies on deposit in the Trust Account and the Restricted Cash Account, together with any deposits or securities in which such moneys may be invested or reinvested, and any gains from such investments, shall constitute Collateral.

4.3         Restricted Cash Account.

(a)         The Borrower has established and shall maintain the Restricted Cash Account.  The Restricted Cash Account has been established in the name of the Borrower, for the benefit of the Administrative Agent (on behalf of the Secured Parties), initially with MUFG Union Bank, N.A.  The Restricted Cash Account shall at all times be under the “control” (as defined in the UCC) of the Administrative Agent for the benefit of the Secured Parties.

(b)         On or before the Closing Date, the Borrower will deposit, or cause to be deposited, into the Restricted Cash Account a sufficient amount of funds such that, after giving effect to such deposit, the amount of funds on deposit therein shall be equal to the Restricted Cash Target Balance in effect on the Closing Date, and thereafter amounts shall be deposited in the Restricted Cash Account in accordance with Section 4.1.  Any and all moneys on deposit in the Restricted Cash Account shall be invested in Eligible Investments in accordance with Section 4.2 and shall be distributed in accordance with this Section 4.3.

(c)         On each Payment Date, the Administrative Agent shall, in accordance with the Manager Report or, absent a Manager Report, pursuant to written instructions from the Administrative Agent (acting at the direction of the Required Lenders), withdraw from the Restricted Cash Account and remit directly to each Lender its pro rata share of an amount equal to the excess, if any, of (A) the Permitted Payment Date Withdrawals over (B) the amounts then on deposit in the Trust Account (determined after giving effect to all other deposits to the Trust Account) available to make such payments.  Such amounts may only be used to pay amounts specified in the definition of “Permitted Payment Date Withdrawals”.

(d)         On each Payment Date, the Administrative Agent shall, in accordance with the Manager Report, or absent a Manager Report, pursuant to written instructions from the Administrative Agent (acting at the direction of the Required Lenders), withdraw from the Restricted Cash Account and deposit in the Trust Account for distribution in accordance with Section 4.1 of this Credit Agreement, the excess, if any, of (A) amounts then on deposit in the Restricted Cash Account (after giving effect to any withdrawals therefrom on such Payment Date) over (B) the Restricted Cash Target Balance.  On the Maturity Date, any remaining funds in the Restricted Cash Account shall be deposited in the Trust Account and distributed in accordance with Section 4.1 of this Credit Agreement.

5.	CERTAIN GENERAL PROVISIONS.

5.1          Funds for Payments.

5.1.1      Payments to Administrative Agent.  All payments of principal, interest, fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (New York time or other local time at the place of payment) and in immediately available funds.

5.1.2      No Offset, etc..

(a)          Payment Free of Taxes.

(1)        All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for Taxes, except as required by applicable laws. If any applicable laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Taxes from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(2)        If any Withholding Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the applicable Withholding Agent shall withhold or make such deductions as are determined by the Withholding Agent in its good faith discretion to be required based upon the information and documentation the Withholding Agent has received pursuant to subsection (e) below, (B) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 5.1.2) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(3)          If any Withholding Agent shall be required by any applicable laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Withholding Agent, to the extent required by such laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 5.1.2) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Tax Indemnifications.

(1)          Each of the Loan Parties shall, and does hereby, severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.1.2) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and an explanation of the calculation of such amount delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 5.1.2(c)(2) below.

(2)          Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of §15.3 relating to the maintenance of a Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Term Loan Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (2).

(d)          Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 5.1.2, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)          Status of Lenders; Tax Documentation.

(1)          Any Lender that is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.1.2(e)(2)(i), (2)(ii) and (2)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(2)          Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(i)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Term Loan Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Term Loan Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, (B) executed originals of IRS Form W-8ECI, (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable) or (D) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(iii)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Term Loan Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Taxes, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Term Loan Agreement.

(3)         Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 5.1.2 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

5.1.3      Tax Savings.  If an Indemnified Party becomes aware that it has obtained or received a tax refund or credit or other tax benefit in respect of any amount for which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 5.1.2, then, within thirty (30) days of becoming so aware, such Indemnified Party (as the case may be) shall, if in its sole discretion it reasonably determines that it can do so without any non-immaterial adverse consequences for such Lender or an Agent (as the case may be), reimburse such amount of tax refund or credit or other tax benefit to the Borrower.  Each Indemnified Party agrees to act in good faith with respect to any such refund, credit and other tax benefits without discriminating against the Borrower.  If and to the extent the Borrower indemnifies any Indemnified Party for any taxes, the Borrower shall have all rights of subrogation with respect thereto.

5.2         Computations.  All computations of interest on LIBOR Rate Loans, CP Rate Loans and all fees shall be based on a 360-day year and paid for the actual number of days elapsed.  All computations of interest on Base Rate Loans calculated hereunder shall be based on a 365-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans and CP Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension at the rate otherwise applicable pursuant to Section 2.6.  The outstanding amount of the Credit Loans as reflected on the Records from time to time shall be considered correct and binding on the Borrower absent manifest error unless within fifteen (15) Business Days after receipt of any notice from any Agent or any of the Lenders of such outstanding amount, the Borrower shall notify the Agents or such Lender to the contrary.

5.3        Inability to Determine LIBOR Rate.  In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Administrative Agent shall determine or be notified by the Required Lenders that (a) adequate and reasonable means do not temporarily exist (and the conditions described in Section 2.12 do not then exist) for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, and a Benchmark replacement pursuant to Section 2.12 has not been established, including without limitation, because LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary or (b) the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their LIBOR Rate Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders) to the Borrower and the Lenders.  In such event (i) any Credit Loan Request for LIBOR Rate Loans shall be automatically withdrawn and shall, in the case of such a Credit Loan Request, be deemed a request for, a Base Rate Loan, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended, in each case, until the Administrative Agent determines in good faith that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall promptly so notify the Borrower and each Group Agent.

5.4         Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans shall forthwith be suspended and (b) such Lender’s Credit Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.  The Borrower hereby agrees promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender describing in reasonable detail the nature of such increased costs and showing the calculation thereof in reasonable detail, any additional amounts necessary to compensate such Lender for any increased costs incurred by such Lender in making any conversion made necessary by events described above in this Section 5.4, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

5.5         Additional Costs, etc.  If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or any Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)          impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement, including without limitation, to the extent considered in the calculation of the LIBOR Rate) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(b)         impose on any Bank Lender, Lender Group or any Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the LIBOR Rate Loans, such Lender’s or Lender Group Commitment to make LIBOR Rate Loans, or any class of loans or commitments of which any of the LIBOR Rate Loans or such Lender’s or Lender Group Commitment to make LIBOR Rate Loans forms a part, and the result of any of the foregoing is:

(c)          to increase the cost to any Lender or Lender Group of making, funding, issuing, renewing, extending or maintaining any of the LIBOR Rate Loans or such Lender’s or Lender Group Commitment to make LIBOR Rate Loans, or

(d)          to reduce the amount of principal, interest, or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s or Lender Group Commitment to make LIBOR Rate Loans, or any of the LIBOR Rate Loans, or

(e)          to require such Bank Lender, Lender Group, or the Administrative Agent to make any payment or to forego any interest or other sum payable hereunder in respect of any LIBOR Rate Loans, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank Lender, Lender Group or the Administrative Agent from the Borrower hereunder in respect thereof, then, and in each such case, the Borrower will, upon demand made by such Bank Lender, Lender Group or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank Lender, such Lender Group or the Administrative Agent such additional amounts as will be sufficient to compensate such Bank Lender, such Lender Group or the Administrative Agent for such additional cost, reduction, payment or foregone interest or other sum.

5.6         Capital Adequacy.

5.6.1      If after the date hereof any Agent determines that (a) any Change in Law or (b) compliance by any Lender in its Lender Group or related Affected Party or any corporation controlling such Person with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Person’s commitment with respect to any Credit Loans to a level below that which such Person could have achieved but for such Change in Law or compliance (taking into consideration such Person’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Person or (as the case may be) its Group Agent to be material, then such Agent may notify the Borrower of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, CP Rate or LIBOR Rate, as applicable, the Borrower agrees to pay the Administrative Agent for the account of each Person entitled thereto for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Person or (as the case may be) the Group Agent of a certificate in accordance with Section 5.7.

5.6.2      Notwithstanding anything herein to the contrary, if an Affected Party shall at any time (without regard to whether any Basel III Regulations are then in effect) suffer or incur (i) any explicit or implicit charge, assessment, cost or expense by reason of the amount or type of assets, capital or supply of funding such Affected Party is required or expected to maintain in connection with the transactions contemplated herein, without regard to (A) whether such charge, assessment, cost or expense is imposed or recognized internally, externally or inter-company or (B) whether it is determined in reference to a reduction in the rate of return on such Affected Party’s assets or capital, an inherent cost of the establishment or maintenance of a reserve of stable funding, a reduction in the amount of any sum received or receivable by such Affected Party or its Affiliates or otherwise, or (ii) any other imputed cost or expense, in each case, arising by reason of the actual or anticipated compliance by such Affected Party with the Basel III Regulations, then, upon demand by or on behalf of such Affected Party through the Administrative Agent, the Borrower shall pay to the Administrative Agent, for the benefit of such Affected Party, such amount as will, in the determination of such Affected Party, compensate such Affected Party therefor.  A certificate of the applicable Affected Party setting forth the amount or amounts necessary to compensate Affected Party under this Section 5.6.2 shall be delivered to the Borrower pursuant to Section 5.7.

5.6.3      No Agent nor any Lender shall be entitled to assert any claim under this Section 5.6 in respect of taxes.  Each of the Lenders and each Agent agrees that, in the event any of the circumstances of the type described in this Section 5.6 arise, it shall allocate any associated cost increases among its customers in good faith and on a non-discriminatory basis.

5.7        Certificate.  A certificate setting forth in reasonable detail a description of any additional amounts payable pursuant to Sections 5.5 or 5.6 and the calculations necessary to establish such amounts which are due and a brief explanation sufficient to evidence the affected Lender’s or affected Agent’s entitlement thereto, submitted by any Lender or any Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.  In determining such additional amounts, each Lender or such Agent will act reasonably and in good faith and will use allocation and attribution methods which are reasonable.

5.8         Indemnity.  The Borrower agrees to indemnify each Affected Party and to hold each Affected Party harmless from and against any loss, cost or expense (excluding loss of anticipated profits) that such Affected Party may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Affected Party to banks of funds obtained by it in order to maintain the respective LIBOR Rate Loan or Loans which are the subject of such default, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Credit Loan Request in accordance with Section 2.5 or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Credit Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender or Agent to lenders of funds obtained by it in order to maintain any such Credit Loans.

5.9         Limitation on Increased Costs.  Notwithstanding anything to the contrary contained in Sections 5.4, 5.5 or 5.6, unless an Agent gives notice to the Borrower that it is obligated to pay an amount under any such Section within ninety (90) days after the later of (a) the date the relevant Affected Party actually incurs the respective increased costs, loss, expense or liability, or reduction in return on capital, and (b) the date such Agent has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, or reduction in the return on capital, then such Affected Party shall only be entitled to be compensated for such amount by the Borrower pursuant to said Sections 5.4, 5.5 or 5.6 (as the case may be) to the extent the costs, loss, expense or liability, or reduction in return on capital are incurred or suffered on or after the date which occurs ninety (90) days prior to such Agent giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Sections 5.4, 5.5 or 5.6 (as the case may be).

5.10       Interest After Default.  Upon the occurrence and during the continuance of any Event of Default, and upon notice from the Administrative Agent to the Borrower, amounts due and payable under any of the Loan Documents shall bear interest (compounded monthly and payable on demand in respect of overdue amounts) at a rate per annum which is equal to two percent (2%) above the rate of interest otherwise applicable to such amounts (or if no rate of interest is otherwise applicable, two percent (2%) above the Base Rate) until such amount is paid in full or (as the case may be) such Event of Default has been cured or waived in writing in accordance with the terms of this Credit Agreement.

6.	COLLATERAL SECURITY.

6.1         Security of Borrower.  The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens) in favor of the Administrative Agent, on behalf of the Secured Parties, in all of the assets of the Borrower which are the subject of the Security Documents, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents.

6.2         Release of Collateral.  The parties hereto acknowledge and agree that the Administrative Agent shall (and is hereby authorized to) release its Lien on specific Containers and/or Leases upon request for such release by the Borrower (a) in connection with a disposition of such Collateral permitted by this Credit Agreement (including, without limitation, Section 9.5.2) and (b) at other times, so long as prior to any such release (i) the Borrower submits a Borrowing Base Report demonstrating that, after giving pro forma effect to any such requested release of specific Containers and/or Leases, the Aggregate Loan Principal Balance shall not exceed the lesser of (1) the Total Commitment at such time and (2) the Borrowing Base at such time (calculated after giving effect to the requested release) and (ii) no Default, Event of Default or Early Amortization Event exists or would arise after giving effect to any such release.

7.	REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Secured Parties and the Administrative Agent on the Closing Date and each Funding Date as follows (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date):

7.1          Corporate Authority.

7.1.1      Incorporation; Good Standing.  The Borrower (a) is duly organized, validly existing and in good standing under the laws of Delaware, (b) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing (to the extent the concept applies to such entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

7.1.2      Authorization.  The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower is or is to become a party and the transactions contemplated hereby and thereby (a) are within the company authority of the Borrower, (b) have been duly authorized by all necessary company proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower and (d) do not conflict with any provision of the Governing Documents of, or any material agreement or other instrument binding upon, the Borrower.

7.1.3      Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2        Governmental Approvals.  The execution, delivery and performance by the Borrower of this Credit Agreement and the other Loan Documents to which the Borrower is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than (i) those already obtained, (ii) filings and other actions necessary to perfect Liens created by the Loan Documents and (iii) others approvals, consents and filings which the failure to obtain would not reasonably be expected to have a Material Adverse Effect.

7.3         Title to Properties; Leases.  The Borrower owns all of the material assets reflected in the consolidated balance sheet of the Borrower as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business or as permitted hereunder since that date), subject to no Liens or other rights of others, except Permitted Liens.

7.4         Fiscal Year Financial Statements.

7.4.1      Fiscal Year.  The Borrower has a fiscal year which is the twelve months ending on December 31 of each calendar year, except as such fiscal year is required to be changed in connection with the Migration.

7.4.2      Financial Statements.  There has been furnished to each Agent and each Lender a consolidated balance sheet of CAI and its Subsidiaries as of December 31, 2020, and a consolidated statement of income and cash flows of CAI and its Subsidiaries for the fiscal year then ended, audited and certified by an independent certified public accountants of national standing reasonably satisfactory to the Administrative Agent.  Such balance sheets and statements of income and cash flows have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of CAI as at the close of business on the date thereof and the results of operations for the fiscal period then ended, subject to year-end audit adjustments and the absence of footnotes with respect to the quarterly financial statements.  There are no contingent liabilities of CAI required by GAAP to be included in its financial statements as of such dates involving material amounts, known to the officers of CAI, which were not disclosed in such balance sheets and the notes related thereto, subject to year-end audit adjustments and the absence of footnotes with respect to quarterly financial statements.

7.5         Prior Activities of Borrower.  The Borrower is not now, and has not been, a party to any contract or agreement (whether written or oral) other than the Loan Documents, and has not engaged in any activity or incurred any obligations or liabilities except pursuant to the terms of the Loan Documents.

7.6         Litigation.  There are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower before any Governmental Authority (a) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected to, either in any one case or in the aggregate of all such cases, have a Material Adverse Effect, or (b) as of the date hereof, which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

7.7         No Materially Adverse Contracts.  The Borrower is not subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect.

7.8        Compliance with Other Instruments, Laws, etc.  The Borrower is not in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could have a Material Adverse Effect.

7.9         Tax Status.  The Borrower (a) has made or filed all federal, state and foreign income and all other material tax returns, reports and declarations required to have been made or filed by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on their books provisions reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of the Borrower know of any basis for any such claim.  The amount of reserves established by the Borrower and each of its Subsidiaries to cover the Borrower’s or such Subsidiary’s material sales or use tax obligations in each jurisdiction where the Borrower or such Subsidiary is required to pay such taxes is adequate for the payment of all of such obligations.

7.10       Investment Company Act.  The Borrower is not an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  The Borrower will be relying on an exemption or exclusion from the definition of “investment company” under the Investment Company Act contained in Section 3(a)(1), although there may be additional exemptions or exclusions available to the Borrower. The Borrower is not relying on the exemptions set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.  The Borrower is structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

7.11       Perfection of Security Interest.  All filings, assignments, pledges and deposits of documents or instruments have been made (or will, within ten (10) days of the Closing Date, be made) and all other actions have been taken (or will, within ten (10) days of the Closing Date, be taken) that are necessary or (if requested by the Administrative Agent) advisable, under applicable law, to establish and perfect the Administrative Agent’s security interest in the Collateral.  The Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses (other than in connection with Permitted Liens).

7.12       Employee Benefit Plans.

(a)         Employee Benefit Plans.  Except as would not reasonably be expected to have a Material Adverse Effect, each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. The Borrower has heretofore delivered to the Administrative Agent the most recently filed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

(b)        Welfare Plans.  Except as would not reasonably be expected to have a Material Adverse Effect, no Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by applicable law, including Title I, Subtitle B, Part 6 of ERISA, Section 4980B of  the Code and similar laws.

(c)         Guaranteed Pension Plans.  Except as would not reasonably be expected to have a Material Adverse Effect, (i) each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of the notice or lien provisions of §302(f) of ERISA, has been timely made, (ii) no waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code, (iii) no liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC, and (iv) based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

(d)         Multiemployer Plans.  Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA, and (ii) neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is insolvent under and within the meaning of §4245 of ERISA or is at risk of becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

(e)          Plan Assets.  The Borrower is not using “plan assets” (with the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans to acquire Containers and/or Leases.

7.13       Place of Business.  The Borrower’s only “place of business” (within the meaning of 9-307 of the UCC) is located at Steuart Tower, One Market Street, Suite 2400, San Francisco, CA 94105.

7.14       Subsidiaries.  The Borrower has no Subsidiaries and is not party to any joint ventures or partnerships between the Borrower and any other Person.

7.15       Bank Accounts.  The Borrower maintains the deposit accounts listed on Schedule 7.15 hereto and no other deposit accounts.  In the event the Borrower opens or maintains any additional deposit accounts other than the deposit accounts listed on Schedule 7.15 hereto, the Borrower shall immediately provide the Administrative Agent with notice of such deposit accounts and shall otherwise comply (to the extent applicable) with the provisions of the Security Agreement.

7.16       Disclosure.  The Borrower has disclosed (or made available through publically available reports filed with the Securities Exchange Commission) to each Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or CAI is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

7.17       Foreign Assets Control Regulations.  (a).  None of the requesting or borrowing of the Credit Loans, or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the USA Patriot Act.

(b)          The Borrower is a “U.S. Person” with the meaning of the laws, rules and regulations promulgated, imposed or monitored by OFAC, and none of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has any of its assets in its possession in countries that are subject to Sanctions (the “Sanctioned Countries”), except to the extent such assets are transported to a Sanctioned Country in violation of the terms of a lease of such assets, either (i) without knowledge of the Borrower or (ii) where the Borrower is using commercially reasonable efforts to enforce such leases’ prohibition on use of the assets in such Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  The proceeds of any Credit Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person.

7.18       Margin Regulations.  The Borrower does not own any “margin security”, as that term is defined in Regulation U of the Federal Reserve Board, and the proceeds of each Credit Loan will be used only for the purposes contemplated hereunder. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause of the Credit Loans under this Credit Agreement to be considered a “purpose credit” within the meaning of Regulations T, U, and X.  The Borrower will not take or permit any agent acting on its behalf to take any action which might cause this Credit Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

7.19       Solvency and Separateness.

(i)          The capital of the Borrower is adequate for the business and undertakings of the Borrower;

(ii)         Other than with respect to the transactions contemplated hereby and by the other Loan Documents, the Borrower is not engaged in any business transactions with any of the Seller or the Manager;

(iii)        At all times, at least two (2) members of the Board of Managers of the Borrower comply with the definition of Independent Person;

(iv)        The Borrower’s funds and assets are not, and will not be, commingled with those of the Seller or the Manager, except as permitted by, the Management Agreement and the Intercreditor Agreement;

(v)         The limited liability company agreement of the Borrower requires it to maintain (A) correct and complete books and records of account, and (B) minutes of the meetings and other proceedings of its members;

(vi)        The Borrower has not engaged in any business activities, except as contemplated by the present and express terms of the Loan Documents;

(vii)       The Borrower is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by the Loan Documents and after giving effect to such transactions, the Borrower will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Borrower have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Borrower does not contemplate the commencement of insolvency, bankruptcy, liquidation, or consolidation Proceedings or the appointment of a receiver, liquidator, trustee, or similar official in respect of the Borrower or any of its assets; and

(viii)      The Borrower is not liable for any unbonded or uninsured final non-appealable judgments or liabilities which in aggregate exceed $250,000.

7.20       No Default.  No Event of Default, Manager Default, or Early Amortization Event has occurred and is continuing and no event has occurred that with the passage of time would become an Event of Default, Manager Default, or Early Amortization Event.

7.21       Ownership of the Borrower.  All of the Capital Stock of the Borrower is owned by CAL.

7.22       Use of Proceeds.  The Borrower shall use the proceeds from the Credit Loan as follows: (i) to acquire the Collateral pursuant to the terms of the Contribution and Sale Agreement, and (ii) for other general business purposes.

7.23       ERISA Lien.  The Borrower has not received notice that any Lien arising under ERISA has been filed against the assets of the Borrower.

7.24       Tax Election of the Borrower.  None of the Borrower, any of its members or any other Person has elected, or agreed to elect, to treat the Borrower as an association taxable as a corporation for United States federal income tax purposes.

7.25       Anti-Corruption Laws and Anti-Money Laundering Laws.

(a)         The Borrower has (x) instituted, maintain and are complying, in all material respects, with policies, procedures and controls designed to comply with all Anti-Corruption Laws and Anti-Money Laundering Laws, and (y) is currently complying, in all material respects, with, and will at an times comply, in all material respects, with, all Anti-Corruption Laws and Anti-Money Laundering Laws;

(b)          The Borrower will not directly or indirectly use the proceeds of any Credit Loan in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws;

(c)          The Borrower will not fund any repayment of any Credit Loan in violation of any Anti-Corruption Laws or Anti-Money Laundering Law;

(d)          The Borrower is not and has not been under administrative, civil or criminal investigation or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

7.26       Sanctions.

(a)          Neither the Borrower nor, to the best of the Borrower’s knowledge, any member of the Borrower Group is a Sanctioned Person.

(b)          Neither the Borrower nor, to the best of the Borrower’s knowledge, any member of the Borrower Group is owned or controlled by, or is acting on behalf of, a Sanctioned Person.

(c)          To the best of the Borrower’s knowledge, neither the Borrower nor any member of the Borrower Group is under investigation for an alleged breach of Sanction(s) by the government authority that enforces Sanctions.

(d)         The Borrower will not use the proceeds of any Loan to: (i) provide financing to, or otherwise make funds directly or indirectly available to, any Sanctioned Person, or (ii) provide financing to or otherwise fund any transaction which would be prohibited by any Sanction or would otherwise cause an Agent, any Lender or any entity affiliated with any such party, to be in breach of any Sanction.

(e)         The Borrower will not fund any repayment of the Loan with proceeds directly or indirectly derived from any transaction that would be prohibited by Sanctions or would otherwise cause an Agent, any Lender or any other party or any entity affiliated with any such party, to be in breach of any Sanction.

(f)          The Borrower will notify the Administrative Agent in writing not more than one (1) Business Day after becoming aware of any breach of this clause 7.26.

7.27       Certificate of Beneficial Ownership.  The Certificate of Beneficial Ownership executed and delivered to each Agent and Lenders for the Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered.

7.28       Issuance of Debt Obligations.

(a)          The Borrower has not issued any debt obligations other than the Credit Loans evidenced by this Credit Agreement; and

(b)          The Borrower does not and will not during the term of this Credit Agreement (x) issue any other debt obligations, or (y) issue any equity interests other than equity interest issued to CAL under the terms of the limited liability company agreement of the Borrower.

(c)          The Borrower further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of CAI for purposes of generally accepted accounting principles.

8.	AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Credit Loan or Note is outstanding or any Lender has any obligation to make any Credit Loans:

8.1        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all of its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable.

8.2        Maintenance of Office.  The Borrower will maintain its chief executive office (as referred to in the UCC) in the State of California, or at such location in the United States (other than Florida and Tennessee) upon not less than thirty (30) days prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree), where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

8.3         Records and Accounts.  The Borrower will (a) keep proper records and books of account in which full, true and correct entries in all materials respects will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage an independent certified public accountants reasonably satisfactory to the Administrative Agent as the independent certified public accountants of CAI and the Borrower and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of CAI and the Borrower and the appointment in such capacity of a successor firm as shall be satisfactory to each Agent and each Lender.

8.4         Financial Statements, Certificates and Information.  The Borrower will deliver to the Administrative Agent and each Secured Party:

(a)         as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of (i) the Borrower and (ii) CAI and its Subsidiaries, in each case, as at the end of such year, and the related consolidated and consolidating statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, audited and certified, without qualification and without an expression of uncertainty as to the ability of the Borrower or CAI, as the case may be, to continue as going concerns, by Deloitte, LLP, KPMG, LLP or other independent certified public accountants reasonably satisfactory to the Administrative Agent;

(b)         as soon as practicable, but in any event not later than sixty (60) days after the end of each of the fiscal quarters of the Borrower and CAI, copies of the unaudited consolidated balance sheet of (i) the Borrower and (ii) CAI and its Subsidiaries, in each case as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower’s or CAI’s, as the case may be, fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Borrower or CAI, as the case may be, that the information contained in such financial statements fairly presents in all material respects the financial position of the Borrower or CAI and its Subsidiaries, as the case may be, on the date thereof (subject to normal year-end adjustments made in accordance with GAAP and the absence of footnotes);

(c)         simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit D hereto (a “Compliance Certificate”), (ii) end of period utilization rates and per diem rental rate information with respect to all Containers in the Borrower Fleet, (iii) the number and types of Containers in the Borrower Fleet and the aggregate Net Book Value and Original Equipment Cost of all Containers in the Borrower Fleet, (iv) the identity of the Person appointed by the Borrower as agent with respect to the Borrower’s accounts receivable, and (v) a status report regarding any Defaulted Lease and the recovery of any equipment subject to a Defaulted Lease, in each case at the end of such fiscal quarter or year, as the case may be;

(d)          contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed by CAI or any of its Subsidiaries with the Securities and Exchange Commission;

(e)          on each Determination Date and (ii) at least five (5) Business Days prior to the date of any removal or sale of any assets not made in the ordinary course of business from the Borrowing Base, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar month, sale date or other date so requested by the Administrative Agent.

(f)          from time to time such other financial data and information (including accountants’ management letters) as any Agent or any Lender may reasonably request.

8.5          Notices.

8.5.1     Defaults.  The Borrower will, within three (3) days of the occurrence thereof, notify each Agent and each Interest Rate Hedge Provider in writing of the occurrence of any Default, Event of Default, or Early Amortization Event, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto.  If any Person shall give any notice or take any other enforcement action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to each Agent and each Interest Rate Hedge Provider, describing the notice or action and the nature of the claimed default.  The Borrower will promptly (but in any event within five (5) Business Days), provide written notice to each Interest Rate Hedge Provider of each waiver of any Early Amortization Event or Event of Default.

8.5.2      Environmental Events.  The Borrower will provide notice to the Administrative Agent and each Interest Rate Hedge Provider within ten (10) days (a) of any violation of any Environmental Law that the Borrower reports in writing or is reportable by the Borrower (to the extent that such violation is known or knowable to the Borrower after reasonable investigation and diligence) in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency or any Governmental Authority of a potential environmental liability that would have a Material Adverse Effect.

8.5.3      Notification of Claim against Collateral.  The Borrower will, within three (3) days of becoming aware thereof, notify the Administrative Agent and each Interest Rate Hedge Provider in writing of any Lien upon any of the Collateral if the aggregate value of the affected Collateral is $100,000 or more.

8.5.4      Notice of Litigation and Judgments.  The Borrower will give notice to the Administrative Agent and each of the Secured Parties in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or to which the Borrower is or becomes a party involving an uninsured claim against the Borrower that could reasonably be expected to have a Material Adverse Effect on the Borrower and stating the nature and status of such litigation or proceedings.  The Borrower will give notice to the Administrative Agent and each of the Secured Parties, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower in an amount in excess of $250,000.

8.6        Legal Existence; Maintenance of Properties.  The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises, except as otherwise contemplated or not prohibited by this Credit Agreement.  The Borrower (a) will cause all of its properties and those of its Subsidiaries material to the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will continue to engage primarily in the businesses now conducted by them and in related businesses; provided, that nothing in this Section 8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.

8.7         Insurance.  The Borrower will, and will cause each of the Lessees, except, in the case of the Lessees, to the extent that the Manager permits a Lessee to self-insurances in accordance with the standards set forth in the Management Agreement, to maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

8.8         Taxes; Other Claims Resulting in Liens.  The Borrower will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges imposed upon it and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all material claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Borrower will pay all such material taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

8.9         Inspection of Properties and Books, etc.

8.9.1      General. The Borrower shall permit the Administrative Agent, any Lender, or any of their respective designated representatives to exercise the following inspection and audit rights:

(a)          if no Default or Event of Default then exists, upon reasonable advance notice and at reasonable times during normal business hours, to visit and inspect any of the properties of the Borrower, to examine the books of account of the Borrower, the Seller and the Manager (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower, the Seller and the Manager with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base.  The Administrative Agent and the Lenders shall be entitled to conduct such inspections at such reasonable times and intervals as the Administrative Agent or any Lender shall require; provided, however that the Borrower shall be required to pay the cost associated with only one such visit and examination in any calendar year; and

(b)          if a Default or Event of Default then exists, at the expense of the Borrower at all such times and as often as any Agent or any Lender requests, to visit and inspect during reasonable business hours any of the properties of the Borrower, to examine the books of account of the Borrower (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base.

8.9.2     Commercial Finance Examinations.  Once during each calendar year (provided that the Administrative Agent and the Lenders shall use commercially reasonable efforts to schedule such examination simultaneously with the commercial finance examination of the Manager pursuant to the Management Agreement), or more frequently if an Event of Default shall have occurred and be continuing, upon the request of the Administrative Agent or any Lender, the Borrower will obtain and deliver to the Administrative Agent or, if the Administrative Agent so elects, will cooperate with the Administrative Agent in obtaining, a report of an independent commercial finance examiner satisfactory to the Administrative Agent (which may be affiliated with one of the Lenders) with respect to the Eligible Containers included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Eligible Containers.  Prior to an Event of Default, one (1) such commercial finance examinations per annum shall be conducted and made at the expense of the Borrower and any additional commercial finance examinations shall be conducted and made at the expense of the Lenders.  After the occurrence and during the continuance of an Event of Default, all such commercial finance examinations shall be conducted and made at the expense of the Borrower.  The Administrative Agent agrees to make all such commercial finance examinations available to each of the Lenders.

8.10      Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower will comply with (a) all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, (b) the provisions of its Governing Documents and (c) all material agreements and instruments by which it or any of its properties may be bound, except where, in all such instances, the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder or under any of the other Loan Documents to which the Borrower is a party, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish each Agent and the Lenders with evidence thereof.

8.11        Use of Proceeds.

8.11.1    General.  The Borrower will use the proceeds of the Credit Loans solely to (i) acquire from the Seller Containers and related assets in accordance with the terms of the Contribution and Sale Agreement, and (ii) for other general business purposes.

8.11.2    Regulations U and X.  No portion of any Credit Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

8.11.3    Ineligible Securities.  No portion of the proceeds of any Credit Loans is to be used for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

8.12       Employee Benefit Plans.  The Borrower will (a) within a reasonable time following the Administrative Agent’s request, furnish to the Administrative Agent a copy of the most recently filed actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, and (b) within thirty (30) days after receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, or 4245 of ERISA, the subject of which would reasonably be expected to have a Material Adverse Effect.

8.13      Further Assurances.  The Borrower will cooperate with the Administrative Agent and execute such further instruments and documents as the Administrative Agent shall reasonably request to satisfactorily effectuate the transactions contemplated by this Credit Agreement and the other Loan Documents.

8.14       Non-Consolidation of the Borrower.

8.14.1    The Borrower shall be operated in such a manner that it shall not be substantively consolidated with the trust estate of any other Person in the event of the bankruptcy or insolvency of the Borrower or such other Person.  Without limiting the foregoing the Borrower shall (1) conduct its business in its own name, (2) maintain its books and records separate from those of any other Person, (3) maintain its bank accounts separate from those of any other Person, (4) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, (5) pay its own liabilities and expenses only out of its own funds, (6) enter into a transaction with an Affiliate only if such transaction is intrinsically fair, commercially reasonable and on the same terms as would be available in an arm’s length transaction with a Person or entity that is not an Affiliate, (7) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, (8) hold itself out as a separate entity and maintain adequate capital in light of its contemplated business operations and (9) observe all other appropriate organizational formalities.

8.14.2    Notwithstanding any provision of law which otherwise empowers the Borrower, the Borrower shall not (1) hold itself out as being liable for the debts of any other Person, (2) act other than in its limited liability company name and through its duly authorized officers or agents, (3) engage in any joint activity or transaction of any kind with or for the benefit of any affiliate including any loan to or from or guarantee of the indebtedness of any Affiliate, except payment of lawful distributions to its stockholders, (4) other than as permitted in the Management Agreement and the Intercreditor Agreement, commingle its funds or other assets with those of any other person, (5) create, incur, assume, guarantee or in any manner become liable in respect of any indebtedness (except pursuant to this Credit Agreement) other than trade payables and expense accruals incurred in the ordinary course of its business or (6) take any other action that would be inconsistent with maintaining the separate legal identity of the Borrower or engage in any other activity not contemplated by this Credit Agreement and related documents.

8.14.3    Each Lender is entering into the transactions contemplated by this Credit Agreement and the other Loan Documents in reliance upon the Borrower’s identity as a separate legal entity from CAI and from each other Affiliate of CAI.

8.15       Investment Company Act.  The Borrower will conduct its operations, and will cause the Manager to conduct the Borrower’s operations, in a manner which will not subject it to registration as an “investment company” under the Investment Company Act of 1940, as amended.

8.16       Payments of Collateral.  If the Borrower shall receive from any Person any payments with respect to the Collateral (to the extent such Collateral has not been released from the Lien of the Security Documents), the Borrower shall receive such payment in trust for the Administrative Agent and the Secured Parties, and subject to the security interest in favor of the Administrative Agent and shall immediately deposit such payment in the Trust Account.

8.17       UNIDROIT Convention.  The Borrower shall comply with the terms and provisions of the UNIDROIT Convention or any other internationally recognized system for recording interests in or liens against shipping containers at the time that such convention is adopted by the container leasing industry.

8.18       Hedging Requirements.  Upon the earliest to occur of (x) the Conversion Date, (y) the first Business Day immediately after the first day on which the 5 year swap rate (as set forth in The Wall Street Journal) shall equal or exceed two percent (2.00%) and (z) the date on which an Event of Default, Early Amortization Event or Manager Default has occurred, then the Borrower shall enter into and maintain one or more Interest Rate Hedge Agreements. Interest Rate Hedge Agreements entered into by the Borrower pursuant this Section 8.18 shall (i) have an average aggregate notional balance of not less than an amount equal to eighty percent (80%) of the Aggregate Loan Principal Balance, as determined on any Determination Date (after giving effect to all payments to be made on the related Payment Date), and (ii) shall terminate not earlier than the Maturity Date.  The fixed rate payable by the Borrower on each Interest Rate Hedge Agreement throughout the entire term of such Interest Rate Hedge Agreement must be at a market rate but shall not exceed two and a half percent (2.50%).  The Borrower will not allow the aggregate notional balance of all Interest Rate Swap Agreements to exceed one hundred ten percent (110%) of the then Aggregate Loan Principal Balance as determined on each Determination Date (after giving effect to all payments to be made on the related Payment Date).  All payments made by an Interest Rate Swap Provider shall be deposited directly into the Trust Account in accordance with Section 4.1 hereof.

8.19      Know Your Customer.  Promptly following any request therefor, information and documentation reasonably requested by any Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

8.20       Certificate of Beneficial Ownership and Other Additional Information.  Provide to each Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to each Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to each Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by any Agent or any Lender from time to time for purposes of compliance by such Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by such Agent or such Lender to comply therewith.

8.21       Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.  The Borrower shall ensure that policies and procedures are maintained and enforced by or on behalf of Borrower to promote and achieve compliance by Borrower with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

9.	CERTAIN NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Credit Loan or Note is outstanding or any Lender has any obligation or commitment to make any Credit Loan:

9.1         Restrictions on Indebtedness.  The Borrower will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)          Indebtedness arising under any of the Loan Documents;

(b)          Indebtedness under Interest Rate Hedge Agreements in accordance with Section 8.18; and

(c)          endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.

9.2         Restrictions on Liens.  The Borrower will not (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness”, with or without recourse; provided, that the Borrower may create or incur or suffer to be created or incurred or to exist:

(i)          Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or that are being contested in good faith by appropriate proceedings that are not reasonably likely to result in any civil or criminal penalty to any Agent or any Lender and for the payment of which adequate reserves are maintained in accordance with GAAP;

(ii)        Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than 60 days after the Borrower or the Manager has knowledge thereof or that are being contested in good faith by appropriate proceedings that are not reasonably likely to result in any civil or criminal penalty to any Agent or any Lender and for the payment of which adequate reserves are maintained in accordance with GAAP;

(iii)        Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, under the Loan Documents;

(iv)         Liens consisting of interests of lessees of the Containers or arising from precautionary UCC financing statement filings regarding leases entered into in the ordinary course;

(v)          Liens in favor of banks on items in collection (and the documents related thereto) arising in the ordinary course of business of the Borrower under Article IV of the Uniform Commercial Code.

9.3         Restrictions on Investments.  The Borrower will not make or permit to exist or to remain outstanding any Investment except Investments in:

(a)          Eligible Investments with respect to funds on deposit in the Trust Account or the Restricted Cash Account;

(b)          Investments consisting of accounts receivable owing to the Borrower in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(c)          Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with Lessees arising in the ordinary course of business;

9.4        Restricted Payments.  The Borrower will not make any Restricted Payments so long as a Default, an Event of Default or Early Amortization Event is then continuing or would result from such payment; provided, that in situation where such Restricted Payments are prohibited, the Borrower may nevertheless make payments to (i) the Manager in respect of Management Fees and Manager Advances as contemplated by the Loan Documents and (ii) its Affiliates with respect to services rendered or products delivered to the extent such payments constitute Borrower Expenses that are not prohibited by Section 9.11, and provided, further, that the payments described in clause (i) and (ii) shall be paid in accordance with the priority of payments described in Section 4.1 of this Credit Agreement.  Nothing contained in this Section 9.4 shall prohibit the Borrower from making Restricted Payments if no Default, Event of Default or Early Amortization Event is continuing at the time such payment or would result from such payment.

9.5         Merger, Consolidation and Disposition of Assets.

9.5.1      Mergers and Acquisitions.  The Borrower will not become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition of a facility, division or line or business or acquisition of a majority of the Voting Stock of any Person.

9.5.2      Disposition of Assets.

(a)          The Borrower will not become a party to or agree to or effect any sale, transfer, conveyance, lease or other disposition of assets, other than (i) the sale of Investments permitted pursuant to Section 9.3 hereof, (ii) leases of assets in the ordinary course of business consistent with past practices, (iii) sales of Containers to Affiliates of the Borrower that are not Sanctioned Persons for Sales Proceeds paid in cash of not less than the sum of the then the greater of (aa) the fair market value, or (bb) the Net Book Values or Net Present Value of Direct Finance Lease Receivables, as the case may be, of the Containers and/or Leases to be sold, regardless of whether such sales are considered to have been made in the ordinary course of business so long as no Early Amortization Event, Event of Default or Borrowing Base Deficiency is then continuing or would result from such sale, (iv) sales of Containers and/or Leases, in the ordinary course of business (including any such sales resulting from the sell/repair decision of the Manager) to Persons that are not Affiliates regardless of the amount of Sales Proceeds realized therefrom so long as no Early Amortization Event or Borrowing Base Deficiency is then continuing or would result from such sale, (v) in connection with a sale to a Lessee or its designee pursuant to the terms of a Direct Finance Lease, (vi) sales of a Container subject to an Event of Loss or (vii) if an Early Amortization Event shall have occurred and be continuing, sales of Containers to unaffiliated third parties (that are not Sanctioned Persons) in bonafide arm’s length transactions within the normal course of business for cash Sales Proceeds not less than the sum of the Net Book Value or Net Present Value of Direct Finance Lease Receivables, as the case may be, of such Containers (including any such sales resulting from the sell/repair decision of the Manager); provided, however, that the sum of the Net Book Values or Net Present Value of Direct Finance Lease Receivables, as the case may be, of all Containers sold or transferred pursuant to clause (vii) shall not, in the aggregate, exceed an amount equal to 5% of the Aggregate Net Book Value as of the Conversion Date.

(b)          The Borrower will not become a party to or agree to or effect any sale, transfer, conveyance, lease or other disposition of all, or substantially all, of the Containers subject to a Direct Finance Lease unless, immediately after giving effect to such transaction, no Borrowing Base Deficiency would then exist.

9.6         Sale and Leaseback.  The Borrower will not enter into any arrangement, directly or indirectly, whereby the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

9.7        Compliance with Environmental Laws.  The Borrower will not (a) use any Container for the handling, processing, storage or disposal of Hazardous Substances in violation of any Environmental Laws in any material respect, or (b) otherwise use any Container or generator set in any manner that is reasonably likely to violate in any material respect any Environmental Law.

9.8         Employee Benefit Plans.  Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate will:

(a)          engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or any of its ERISA Affiliates; or

(b)          fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its ERISA Affiliates pursuant to §302(f) or §4068 of ERISA; or

(c)          amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code;

(d)          permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

(e)          permit or take any action which would contravene any Applicable Pension Legislation.

9.9         Business Activities.  The Borrower will not change the general nature of their primary businesses conducted by them on the Closing Date.

9.10       Fiscal Year.  The Borrower will not change the date of the end of its fiscal year from that set forth in Section 7.4.1.

9.11       Transactions with Affiliates.  Except as expressly permitted under Sections 9.1, 9.2, 9.3, 9.4 and 9.5, the Borrower will not engage in any transaction with any Affiliate, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business; provided, this Section 9.11 shall not prohibit the Borrower paying to CAI the Borrower’s pro-rata share of overhead expenses for shared office space; and any of the transactions between the Borrower, the Manager and CAI contemplated by the Loan Documents.

9.12       Sanctions.  The Borrower shall not (i) lease, or consent to the sublease of, a Container to a Sanctioned Person or in a Sanctioned County (other than by the United States government or pursuant to a license issued by OFAC or other Governmental Authority overseeing the applicable Sanctions) or (ii) derive any of its assets or operating income from investments in or transactions with any such Sanctioned Person.  If the Borrower obtains knowledge that a Container is subleased to a Sanctioned Person or located or used in a Sanctioned Country (other than by the United States government, or pursuant to a license issued by OFAC or other Governmental Authority overseeing the applicable Sanctions), then the Borrower shall, immediately notify each Agent and each Lender.

9.13       Other Agreements.

(a)          The Borrower will not after the Closing Date enter into, or become a party to, any agreements or instruments other than (i) the Loan Documents or any other agreement(s) contemplated hereby or thereby or related hereto or thereto, (ii) any agreement(s) for disposition of the Containers and Leases permitted by the terms of this Credit Agreement, and (iii) any agreement(s) for the sale or re-lease of a Container made in accordance with the provisions of the Management Agreement.

(b)          The Borrower will not amend, modify or waive any provision of any Loan Documents or give any approval or consent or permission provided for therein, except in accordance with the express terms of such Loan Document.

9.14       Charter Documents.  The Borrower will not amend or modify its organizational documents.

9.15      Capital Expenditures.  The Borrower will not make any expenditure (by long-term or operating lease or otherwise) for capital assets (both realty and personalty), except for (a) acquisition of additional Containers from the Seller in accordance with the terms of the Contribution and Sale Agreement or (b) capital improvements to the Containers made in the ordinary course of its business and in accordance with the terms of the Management Agreement.

9.16       Permitted Activities; Compliance with Organizational Documents.  The Borrower will not engage in any activity or enter into any transaction except as permitted under its organizational documents as in effect on the date on which this Credit Agreement is executed.  The Borrower will observe all company, organizational and managerial procedures required by its organizational documents and applicable law.

9.17       Subsidiaries.  The Borrower shall not create any Subsidiaries.

9.18       Depreciation Policy.  The Borrower will not amend or modify the Depreciation Policy in effect on the Closing Date with respect to the Containers included in the Borrowing Base, except if any subsequent depreciation policy shall be in accordance with GAAP and be at least as conservative as the Depreciation Policy in effect on the Closing Date (e.g., use of such depreciation policy would result in (a) a higher annual amount of depreciation or (b) a lower estimated residual value) and is otherwise in accordance with GAAP.

10.	MANAGEMENT OF BORROWER FLEET.

10.1       Management of Containers and Leases.  The Containers and Leases included in, or related to, the Borrower Fleet shall be managed by the Manager pursuant to the terms of the Management Agreement.

11.	CONDITIONS TO CLOSING OF THE FACILITY.

The Administrative Agent and each Lender Group will enter into this Credit Agreement on the Closing Date upon satisfaction of the following conditions precedent:

11.1      Loan Documents, etc.  All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to each Group Agent and to the Administrative Agent and the Administrative Agent’s Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent or any Group Agent may reasonably request.

11.1.1    Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent and each Lender.  Each Lender and the Administrative Agent shall have received a fully executed copy of each such document.

11.2       Certified Copies of Governing Documents.  The Administrative Agent shall have received from each of the Borrower, the Seller and the Manager a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

11.3       Corporate or Other Action.  All corporate (or other) action necessary for the valid execution, delivery and performance by each of the Borrower, the Seller and the Manager of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Administrative Agent shall have been provided to each of the Lenders and each Group Agent.

11.4       Incumbency Certificate.  The Administrative Agent shall have received from each of the Borrower, the Seller and the Manager an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of such Person each of the Loan Documents to which it is or is to become a party; (b) to make Credit Loan Requests; and (c) to give notices and to take other action on its behalf under the Loan Documents.

11.5       Validity of Liens.  The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first priority security interest in and Lien upon the Collateral (except for Permitted Liens entitled to priority under applicable law).  All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected.  The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

11.6       Perfection Certificates and UCC and Delaware and Barbados Search Results.  The Administrative Agent shall have received from each of the Borrower and the Seller, a completed and fully executed Perfection Certificate and the results of UCC and similar searches in Delaware and Barbados with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.

11.7        Financial Statements.  The Administrative Agent shall have received the financial statements described in Section 7.4.2, in form and substance reasonably satisfactory to each Agent and each Lender.

11.8       Certificates of Insurance.  The Administrative Agent shall have received a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Borrower Security Agreement.

11.9       Solvency Certificate.  Each Agent and each of the Lenders shall have received an officer’s certificate of the Borrower dated as of the Closing Date as to the solvency of the Borrower and its Subsidiaries following the consummation of the transactions contemplated herein and in form and substance satisfactory to each Agent and each of the Lenders.

11.10     Opinions of Counsel.  The Administrative Agent shall have received a favorable legal opinion addressed to each Lender and each Agent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, from each of:

(a)          Perkins Coie LLP, special U.S. counsel to the Borrower, the Seller and the Manager;

(b)          Clarke, Gittens, Farmer, Barbados counsel to the Borrower, Seller and the Manager; and

(c)          Potter, Anderson & Carroon, Delaware counsel to the Borrower and CAI.

11.11      Payment of Fees.  The Borrower shall have paid to each Lender, each Group Agent or the Administrative Agent, as appropriate, the Fees and shall have paid all reasonable outstanding legal and other professional fees pursuant to Section 16.2.

11.12     Representations True; No Event of Default.  Each of the representations and warranties of any of the Borrower and its Affiliates contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Credit Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or not prohibited by this Credit Agreement and the other Loan Documents) and no Default, Event of Default or Early Amortization Event shall have occurred and be continuing or would result from the making of such Credit Loan.  The Administrative Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

11.13     Indebtedness to be Paid.  Each Agent and each Lender shall have received satisfactory evidence that all loans outstanding under, and all other amounts due in respect of, the Collateral shall have been repaid in full (or satisfactory arrangements made for such repayment) and the commitments thereunder shall have been permanently terminated.

11.14     No Material Adverse Change.  There shall not have been a Material Adverse Change with respect to CAI and its Subsidiaries since the date of the most recent audited consolidated financial statements of CAI delivered pursuant to Section 8.4 of the Credit Agreement.

11.15     Certificate of Beneficial Ownership; USA Patriot Act Diligence.  Each Agent and each Lender shall have received, in form and substance acceptable to each Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

11.16     Funding of Restricted Cash Account.  The Restricted Cash Account has been, or will be, funded on the Closing Date to an amount of not less than the Restricted Cash Targeted Balance.

11.17      Approvals and Consents.  The Administrative Agent shall have received evidence of all governmental and third party consents and approvals required for the Borrower’s execution of this Credit Agreement and the other Loan Documents.

12.	CONDITIONS TO ALL CREDIT LOANS

The obligation of a Bank Lender or Lender Group, as applicable, to make a Credit Loan under this Credit Agreement shall be subject to the following conditions precedent:

12.1       Representations True; No Default, Event of Default, Early Amortization Event or Borrowing Base Deficiency.  Each of the representations and warranties of any of the Borrower and its Affiliates contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Credit Loan with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or not prohibited by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business, in each case referred to above, that singly or in the aggregate would not have a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default, Event of Default, Early Amortization Event or Borrowing Base Deficiency shall have occurred and be continuing or would result from the making of such Credit Loan.  The Administrative Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

12.2      Borrowing Base Report.  The Administrative Agent shall have received the most recent Borrowing Base Report required to be delivered to the Administrative Agent in accordance with Section 8.4(e) and a Borrowing Base Report dated as of the Funding Date (and giving effect to the transactions to occur on such Funding Date) of such Credit Loan indicated that no Borrowing Base Deficiency has occurred or would result from the funding of such Loan..

12.3       Conversion Date.  The Conversion Date shall not have occurred.

12.4       No Material Adverse Change.  There shall not have been a Material Adverse Change with respect to the Borrower, the Seller or the Manager since the date of the most recent audited consolidated financial statements of CAI delivered pursuant to Section 8.4 of this Credit Agreement.

12.5       Other Documents.  The Administrative Agent shall have received such other documents, certificates, information and/or opinion letters as to the Administrative Agent or any Lender may reasonably require.

13.	EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1       Events of Default and Acceleration.  If any of the following events or conditions (each an “Event of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, a “Default”) shall occur:

(a)          the Borrower shall fail to pay the then unpaid principal of the Credit Loans when the same shall become due and payable, whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment;

(b)          (x) the Borrower shall fail to pay (i) on any Payment Date any interest on the Credit Loans or any fees then due and payable,  or (ii) other sums due hereunder or under any of the other Loan Documents and not otherwise addressed in this Section 13.1 within ten (10) Business Days of the date the same shall become due and payable, whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment or (y) the Borrower shall fail to pay on any Payment Date any mandatory prepayment required pursuant to Section 3.2;

(c)          the Borrower shall fail to comply with any of its covenants contained in Section 9;

(d)          the Borrower or the Seller shall default in the observation or performance of any other covenant (not otherwise covered by the Section 13.1) of the Borrower or the Seller, as the case may be, set forth in this Credit Agreement or other Loan Document, which continues for a period of thirty (30) days after the earliest of (x) any Senior Executive Officer of the Borrower or the Seller, as the case may be, first acquiring knowledge thereof, (y) the Administrative Agent’s giving written notice thereof to the Borrower or the Seller, as the case may be, or (z) any Lender or Group Agent giving written notice thereof to the Borrower and the Administrative Agent.

(e)          any representation or warranty of the Borrower or the Seller (other than, in the case of the Seller, the Container Representations and Warranties) made in any other Loan Document shall prove to be incorrect in any material respect as of the time when the same shall have been made which continues and if capable of cure, the continuance of such condition for a period of thirty (30) days after the earliest of (i) any Senior Executive Officer of the Borrower or the Seller, as the case may be, first acquiring knowledge thereof, (ii) the Administrative Agent’s giving written notice thereof to the Borrower or the Seller, as the case may be, or (iii) any Lender or Group Agent giving written notice thereof to the Borrower or the Seller, as the case may be, and the Administrative Agent;

(f)          all of the following conditions shall have occurred: (A) a Manager Default shall have occurred and shall not have been remedied, waived or cured, for a period of thirty (30) days after the earliest of (i) any Authorized Officer of the Borrower, Manager or the Seller, as the case may be, first acquiring knowledge thereof; or (ii) the Administrative Agent (to the extent a responsible officer of the Administrative Agent has received written notice or has actual knowledge) giving writing notice to the Borrower, Manager or the Seller, as the case may be, (B) the Administrative Agent (acting at the direction of the Required Lenders) shall have directed the Borrower in writing, with a copy of such written direction delivered to the Manager, to appoint a replacement manager for the Terminated Containers in accordance with the terms of the Management Agreement, and (C) a replacement manager shall not have been appointed and assumed the management of all Terminated Containers pursuant to a management agreement reasonably acceptable to the Required Lenders by the date which is ninety (90) days after the date on which such Manager Default initially occurred;

(g)          the entry of a decree or order for relief by a court having jurisdiction in respect of the Borrower in any involuntary case under any applicable insolvency law, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) for the Borrower or for any substantial part of its properties, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;

(h)          the commencement by the Borrower of a voluntary case under any applicable insolvency law, or other similar law now or hereafter in effect, or the consent by the Borrower to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Borrower or any substantial part of its properties, or the making by the Borrower of any general assignment for the benefit of creditors, or the failure by the Borrower generally to pay its debts as they become due, or the taking of any action by the Borrower in furtherance of any such action;

(i)          there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) consecutive days, one or more final judgments against the Borrower not covered by insurance that, with other outstanding final judgments, undischarged, against the Borrower not covered by insurance which judgments exceed in the aggregate $1,000,000;

(j)          if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or if the Administrative Agent’s security interests, mortgages or liens in of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower party thereto or any of their respective members or stockholders (as the case may be), or any court of competent jurisdiction or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k)         the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $250,000 (other than for premium due to the PBGC), or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $250,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided, that the Administrative Agent determines in its reasonable discretion that such event (A) could reasonably be expected to result in liability of the Borrower to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $250,000 and (B) could reasonably be expected to constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan, if as a result of such appointment, the Borrower could reasonably be expected to incur liability to the PBGC or such Governmental Plan exceeding $250,000; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan, if such termination could reasonably be expected to incur liability of the Borrower to the PBGC or such Governmental Plan exceeding $250,000;

(l)          CAL shall at any time (i) legally and beneficially, own less than all of the Capital Stock of the Borrower, or (ii) fail to have Control of the Borrower, except to the extent provided in Section 7.19(iii);

(m)         CAI or any of its Subsidiaries shall own less than a majority of the issued and outstanding capital stock of CAL;

(n)          the Aggregate Loan Principal Balance on any Payment Date (calculated after giving effect to any principal payment required pursuant to Section 3.2 hereof actually paid on such Payment Date) exceeds an amount equal to the Borrowing Base and the Borrower does not remedy such condition within thirty (30) days; or

(o)          the Borrower is required to register as an investment company under the Investment Company Act of 1940, as amended;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower terminate the Commitments and/or declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that in the event of any Event of Default of the type specified in Sections 13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent, any Lender or Group Agent.  The Borrower shall promptly provide to each Interest Rate Hedge Provider a copy of each notice and/or declaration received by the Borrower pursuant to the provisions of this Section 13.1.

13.2      Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Credit Loans pursuant to Section 13.1, each Lender, if owed any amount with respect to the Credit Loans may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender.  No remedy herein conferred upon any Lender or an Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall, to the extent permitted by applicable law, be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13.3       Distribution of Collateral Proceeds.  In the event that, following the occurrence or during the continuance of any Event of Default, an Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a)          First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies; and

(b)          Second, as set forth in part (II) of Section 4.1(d).

14.	THE ADMINISTRATIVE AGENT.

14.1      Appointment and Authority.  Each of the Lender Groups hereby irrevocably appoints MUFG Bank, Ltd. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

14.2      Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

14.3     Exculpatory Provisions.  (a) The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(1)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(2)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(3)          shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 16.12 and 13.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default, Early Amortization Event or Event of Default unless and until notice describing such Default, Early Amortization Event or an Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c)          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Default, Early Amortization Event or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in Article 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

14.4      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

14.5      Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

14.6     Resignation of Administrative Agent.  (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Default or Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)        If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 16.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

14.7      Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

14.8     No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the bookrunners or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender hereunder.

14.9      Administrative Agent’s Fee.  The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.

14.10    Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.3.

14.11    Collateral and Guaranty Matters.  (a) Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion,

(1)         to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon the Maturity Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 16.1, if approved, authorized or ratified in writing by the Required Lenders.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 14.11.

(b)         The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

14.12   No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

14.13    Erroneous Payments.

(a)          Each Lender and each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 14.14(a) whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 14.14 shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)          Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)          In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)         In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Type with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment  Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment.  Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration.  The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 15 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)         Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 14.14 or under the indemnification provisions of this Term Loan Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Term Loan Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)          Each party’s obligations under this Section 14.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)          Nothing in this Section 14.14 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

15.	ASSIGNMENT.

15.1       General Conditions.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and each Lender.  No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 15.2, (b) by way of participation in accordance with the provisions of Section 15.4, or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.5 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.4 and, to the extent expressly contemplated hereby, the Affected Parties, as well as the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

15.2       Assignments.

15.2.1           Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights or obligations under this Credit Agreement (including all or a portion of its Commitment or the Loans at the time owing to it); provided that:

(a)         except in the cases of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Credit Loans at the time owing to it or of an assignment to an Eligible Assignee, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(b)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned;

(c)          any assignment of a Commitment must be approved by the Administrative Agent (such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender, any other conduit administered by a Group Agent or an Approved Fund; and

(d)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 15.3, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) Sections 5.1.2, 5.1.4, 5.4, 5.5, 5.6, and 5.8 with respect to facts and circumstances occurring prior to the effective date of such assignment and (ii) Section 16.3 notwithstanding such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be null and void.

15.2.2     [Reserved].

15.2.3     No Proceedings; Waiver of Set-Off.

(a)          Each party to this Agreement hereby agrees that it will not institute, or join any other Person in instituting against, any Conduit Lender any bankruptcy, insolvency, winding up, dissolution, receivership, conservatorship or other similar proceeding or action so long as any Commercial Paper issued by such Conduit Lender shall be outstanding or there shall not have elapsed one year and one day since the last day on which any such Commercial Paper shall, have been outstanding.

(b)          Each party hereto waives any right of set-off it may have or to which it may be entitled under this Credit Agreement and the other Loan Documents with respect to each Conduit Lender and its assets.

(c)         Notwithstanding anything contained in this Credit Agreement, no Conduit Lender shall have any obligation to pay any amount required to be paid by it hereunder, (i) in excess of any amount available to such Conduit Lender, received under the terms of this Credit Agreement, after paying or making provision for the payment of its Commercial Paper or (ii) if after giving effect to such payment, such Conduit Lender could not issue Commercial Paper to refinance its then existing Commercial Paper as a result of such payment.  All payment obligations of a Conduit Lender hereunder are contingent upon the availability of funds in excess of the amounts necessary to pay indebtedness of such Conduit Lender; and, each Lender and the borrower agrees that is shall not have a claim under Section 101(5) of the United States Bankruptcy Code if and to the extent that any such payment obligations exceeds the amount available to a Conduit Lender received pursuant to this Loan Agreement to pay such amounts after paying or making provision for the payment of such Conduit Lender’s indebtedness.

(d)          The provisions of this Section 15.2.3 shall survive the termination of this Loan Agreement.

15.3       Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Credit Loans owing to, each Lender pursuant to the terms hereof from time to time.  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

15.4       Participations.  Any Lender may at any time sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement including, with respect to a Bank Lender, all or a portion of its Commitment and/or the Loans owing it; provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement, and (d) so long as no Default or Event of Default has occurred and is then continuing, the approval of the Borrower (not to be unreasonably withheld or delayed) shall be required in connection with the sale of a participant interest to a Person other than (i) another Lender, (ii) an Affiliate of such Lender, (iii) an Approved Fund or (iv) a Person providing credit enhancement or liquidity support to a Lender, a Conduit Lender or an Approved Fund; provided, however that this clause (d) shall not be applicable to participations sold by a Lender if the participation interest sold does not exceed 50% of the Commitment of such Lender on the date of the sale of such participation interest.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in Section 16.12(a) or Section 16.12(b), that in each case, affects such Participant.  Subject to the last paragraph of this Section 15.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.1.2, 5.1.4, 5.4, 5.5, 5.6 and 5.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Sections 15.2.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 16.1 as though it were a Lender, provided such Participant agrees to be subject to Section 16.1 as though it were a Lender.

15.5       Certain Pledges.  A Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to (i) any of the Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341, (ii) the European Central Bank or (iii) any other central bank, (b) with respect to any Lender that is an Approved Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Approved Fund as security for such obligations or securities or any institutional custodian for such Approved Fund or for such lender and (c) a collateral agent or a security trustee in connection with the funding by such Lender of all or a portion of its investment in a Loan or in respect of the Commercial Paper program of any Conduit Lender; provided that no such grant shall release such Lender from any of its obligations hereunder or substitute any such secured party for such Lender as a party hereto.

15.6       New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note (if any) subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender).  If requested, the Borrower, at its own expense, shall, promptly upon its receipt thereof, execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes (after giving effect to any permanent reductions in the applicable Commitments), shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrower.

15.7       Assignment by Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

16.	PROVISIONS OF GENERAL APPLICATIONS.

16.1       Setoff; Proration of Payments.  The Borrower hereby grants to the Administrative Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them.  Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to the Borrower and any securities or other property of the Borrower in the possession of such Lender may, to the extent permitted by applicable law, be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender.  ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Each of the Lenders agree with each other Lender that (a) if an amount to be set off is to be applied to that portion of Obligation of the Borrower to such Lender, other than the Obligation evidenced by the Credit Loan held by such Lender, such amount shall be applied ratably to such other indebtedness and to the indebtedness evidenced by all such Credit Loans held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Credit Loans held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Credit Loans held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Credit Loan owed to all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Credit Loan held by it, its proportionate payment as contemplated by this Credit Agreement; provided, that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

16.2       Expenses.  The Borrower agrees to pay (a) the reasonable costs of the Administrative Agent in producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder requested by the Borrower, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (c) the reasonable fees, expenses and disbursements of the Administrative Agent or any of its Affiliates incurred by the Administrative Agent or such affiliate in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein as provided in the Fee Letter, including all commercial finance examination charges, (d) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and reasonable consulting, accounting, appraisal, commercial finance examination, investment banking and similar professional fees and charges) incurred by any Lender or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s relationship with the Borrower in connection herewith and (e) all reasonable fees, expenses and disbursements of the Administrative Agent incurred in connection with UCC searches, UCC filings or mortgage recordings relating to the Loan Documents.  The covenants contained in this Section 16.2 shall survive payment or satisfaction in full of all other Obligations.

16.3       Indemnification.  The Borrower agrees to indemnify and hold harmless the Administrative Agent, its affiliates, its sub-agents, each Secured Party, and each Related Party of any of the foregoing (each, an “Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and related expenses of every nature and character (other than taxes) arising out of this Credit Agreement or any of the other Loan Documents, the performance by the respective parties of their obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby including, without limitation, except with respect to Taxes, (a) any actual or proposed use by the Borrower of the proceeds of any of the Credit Loans, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any Affiliate or in connection with the provisional honoring of funds transfers, checks or other items, (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, and regardless of whether any Indemnified Party is a party thereof, (d) any civil penalty or fine assessed by OFAC or any sanctions authority against, and all reasonable costs (including reasonable counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Secured Party as a result of conduct of the Borrower or (e) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, the Borrower shall not be responsible for any liabilities, losses, damages and/or expenses under this Section 16.3 were caused by such Indemnified Party’s own gross negligence or willful misconduct.  In litigation, or the preparation therefor, the Secured Parties and the Administrative Agent and its Affiliates shall be entitled to select their own counsel (which counsel shall be acceptable to the Borrower, with the Borrower’s approval not to be unreasonably withheld) and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  To the extent that the respective interests of the Secured Parties and the Administrative Agent in such litigation do not, and reasonably could not be expected to, conflict (such determination of existing or potential conflict to be made by the Secured Parties and the Administrative Agent using their reasonable good faith judgment), the Secured Parties and the Administrative Agent shall make reasonable efforts to use common counsel in connection with such litigation and the preparation therefor.  If, and to the extent that the obligations of the Borrower under this Section 16.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The covenants contained in this Section 16.3 shall survive payment or satisfaction in full of all other Obligations.

16.4        Treatment of Certain Confidential Information.

16.4.1    Confidentiality.  Each of the Lenders and each Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders or an Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this Section 16.4, or becomes available to any of the Lenders or any Agent on a nonconfidential basis from a source other than the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or any Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or an Agent, or to auditors or accountants, so long as such information is disclosed to such Persons on a confidential basis and such Persons are made aware of the applicability thereto of the provisions of this Section 16.4.1, (e) to any Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, an Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of such Agent, so long as such information is disclosed to such Persons on a confidential basis and such Persons are made aware of the applicability thereto of the provisions of this Section 16.4.1, (h) to any actual or prospective assignee of, or participant in, a Credit Loan and/or Commitment or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee or counterparty, as the case may be, agrees to be bound by the provisions of Section 16.4 (i) to any Rating Agency rating Commercial Paper of any Conduit Lender, (j) any surety, equity provider, guarantor or credit or liquidity enhancer to the Administrative Agent or Lender which, in each case, has agreed to hold such information in confidence (k) the Conduit Purchaser’s administrators, management company, referral agents, issuing agents, collateral agents, trustees, or depositories and (l) with the prior written consent of the Borrower.  Notwithstanding anything herein to the contrary: (i) each party hereto (and each employee, representative or other agent of such party) may disclose to any and all Persons, beginning immediately upon commencement of discussions regarding the transactions contemplated hereby, and without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party (or such employee, representative or other agent of such party) relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby; and (ii) any Lender may disclose confidential information, without notice to the Borrower, to governmental regulatory authorities in connection with any regulatory examination of such Lender or in accordance with such Lender’s regulatory compliance policy.

16.4.2     Prior Notification.  Unless specifically prohibited by applicable law or court order, each of the Lenders and each Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender or such Agent by such governmental agency) or pursuant to legal process.

16.4.3     Other.  In no event shall any Lender or an Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower.  The obligations of each Lender under this Section 16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of any interest in any of the Credit Loans and shall apply to all information delivered to such Person either before or after the date of this Credit Agreement.

16.5       Survival of Covenants, Etc.  All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lenders and each Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Credit Loans as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Credit Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to any Lender or an Agent at any time by or on behalf of the Borrower pursuant to this Credit Agreement shall constitute representations and warranties by the Borrower or such Subsidiary hereunder that the matters set forth therein are true and correct in all material respects as of the time delivered.

16.6      Notices.  Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by email and confirmed by delivery via courier or postal service, addressed as follows:

(a)          if to the Borrower, at Steuart Tower, One Market Street, Suite 2400, San Francisco, California 94105, Attn: finance@capps.com, with a copy to legal@capps.com, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

(b)          if to the Administrative Agent, at 1221 Avenue of the Americas, New York, NY 10020, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice;

(c)          if to MUFG, at MUFG Bank, Ltd., 1221 Avenue of the Americas, New York, NY 10020, Attn: Securitization Group, or such other address for notice as MUFG shall last have furnished in writing to the Person giving the notice;

(d)          if to Gotham, c/o Global Securitization Services, LLC, 68 South Service Road, Suite 120, Melville, NY 11747, Attention: Kevin J. Corrigan, or such other address for notice as Gotham shall last have furnished in writing to the Person giving the notice;

(e)          if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice; and

(f)          if to any Interest Rate Hedge Provider, at such Interest Rate Hedge Provider’s address set forth in the related Interest Rate Hedge Agreement;

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or email or other electronic medium to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the confirmation of transmission of such email or other electronic medium and (ii) if sent by registered or certified first-class mail, postage prepaid, on the fifth (5th) Business Day following the mailing thereof.  Any notice or other communication to be made hereunder, even if otherwise required to be in writing under other provisions of this Credit Agreement may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures.  Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement.

16.7       Governing Law; Submission to Jurisdiction; Waiver of Venue.  THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS THEREOF BUT OTHERWISE WITHOUT REGARD TO THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW.  The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the full extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Credit Agreement or in any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

16.8       Headings.  The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.9      Counterparts.  This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery in electronic form (including email, Portable Document Format (PDF) File or facsimile) by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

16.10     Entire Agreement, Etc.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 16.12.

16.11     Waiver of Jury Trial.  THE BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ANY AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR ANY AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR SUCH AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENTS AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

16.12    Consents, Amendments, Waivers, Etc.  Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a)          without the written consent of the Borrower and each Lender directly affected thereby:

(i)          reduce or forgive the principal amount of any Credit Loan, or reduce the rate of interest on the Notes (other than interest accruing pursuant to Section 5.10 following the effective date of any waiver by the Required Lenders of the Event of Default relating thereto);

(ii)         increase the amount of such Lender’s Lender Group Commitment or extend the expiration date of such Lender’s Lender Group Commitment (it being understood that any amendments or waivers that have the effect of waiving or eliminating any Default or Event of Default shall not constitute an increase in any Lender’s Lender Group Commitment);

(iii)       postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Credit Loans or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to Section 5.10, and (B) any vote to rescind any acceleration made pursuant to Section 13.1 of amounts owing with respect to the Credit Loans and other Obligations shall require only the approval of the Required Lenders); and

(iv)         other than pursuant to a transaction permitted by the terms of this Credit Agreement, release all or substantially all of the Collateral (excluding, if the Borrower becomes a debtor under the Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders);

(v)          amend or waive this Section 16.12 or the definition of Required Lenders;

(vi)         reduce or waive any Scheduled Principal Payment Amount or the amount of any prepayment required pursuant to the provisions of Section 3.2 hereof;

(vii)       amend or modify (i) the relative payment priority of amounts payable to the Lenders pursuant to Section 4.1 or (ii) the definition of the terms “Borrowing Base”, “Net Book Value”, “Early Amortization Event”, “Borrowing Base Deficiency”, “Event of Default” or “Original Cost” (or any definition used in any of the foregoing definitions) in a manner which would effectively increase the effective advance rate used in the calculation of the Borrowing Base or eliminate or decrease the amount of, or delay the timing of, any prepayment or accelerated principal payment otherwise payable to a Lender;

(viii)       release all, or substantially all, of the Collateral, except as otherwise provided by this Credit Agreement or other Loan Document; or

(ix)         amend or modify any provisions of this Credit Agreement or other Loan Document that expressly requires the consent or approval of all of the Lenders;

(b)          without the written consent of the Administrative Agent, amend or waive Section 14, the amount or time of payment of the Fees payable for the Administrative Agent’s account or any other provision applicable to the Administrative Agent;

(c)          without the written consent of each Interest Rate Hedge Provider (A) directly and adversely effected thereby, (i) amend, modify or waive any rights expressly granted to it under this Credit Agreement or the other Loan Documents (including, without limitation, the right to receive notices, to be secured by the Collateral, have certain payment priorities in the “waterfall” order of payments set out in Section 4.1 and to consent to certain amendments); (ii) impair the Collateral or permit any Liens to be imposed on the Collateral, except as expressly permitted pursuant to the terms of this Credit Agreement and the other Loan Documents; or (iii) waive an Event of Default if, at the time of such waiver, an Interest Rate Hedge Agreement has been previously terminated and the Interest Rate Hedge Provider is owed any payments on account thereof; or (B) with respect to any other provision not addressed in clause (A), be effective if such amendment, modification or waiver could reasonably be expected to have a material adverse effect on such Interest Rate Hedge Provider.

Notwithstanding anything to the contrary herein, no Defaulting Lender will have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (2) the amount of principal and accrued fees and interest owing to any Defaulting Lender may not be reduced without the consent of such Lender, and (3) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders will require the consent of such Defaulting Lender.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.  The Required Lenders shall take such actions, including executing and filing appropriate releases in connection with a sale, transfer or other disposition (including by lease) of Collateral permitted by the terms of this Credit Agreement.

16.13     Severability.  The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

16.14     Third Party Beneficiary.  Each Interest Rate Hedge Provider is an express third party beneficiary hereof entitled to rely on and enforce the rights expressly granted to it in any representation, warranty, covenant and agreement hereunder as if such Interest Rate Hedge Provider was a party hereto; provided, however, that the exercise of any remedy with respect to the Collateral must be enforced through the Administrative Agent and only if such exercise of remedies is otherwise permitted pursuant to the terms of this Credit Agreement, the related Interest Rate Hedge Agreement and the other Security Documents.

16.15     Action through Group Agent.  Each Lender member of a Lender Group, for itself and its related Affected Parties, agrees and acknowledges that the related Group Agent is hereby authorized to act on behalf of each such Person and to exercise such rights or powers as are delegated to such Lender or Affected Parties by the terms of this Agreement or the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Any notice of communication delivered to the Group Agent of a Lender Group shall be deemed to be delivered to each related Lender and Affected Party. The Borrower shall have no obligation to communicate with any Lender or Affected Party directly, and may rely conclusively on the actions and determinations of the related Group Agent to bind each Lender and related Affected Party in the related Lender Group.

17.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS.

Notwithstanding anything to the contrary in this Credit Agreement, any other Loan Document or in any other agreement, arrangement or understanding among any of the parties thereto, each party to this Credit Agreement acknowledges that any liability of any EEA Financial Institution arising under this Credit Agreement or any other Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

1.           a reduction in full or in part or cancellation of any such liability;

2.          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

3.           the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

18.	DEFAULTING LENDERS.

18.1       Adjustments.  Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)          Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement will be restricted as forth in Section 16.12.

(b)         Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 4.1 or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 16.1), will be applied at such time or times as may be determined by Administrative Agent as follows: FIRST, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; SECOND, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its Commitment Percentage thereof at a time when all of the conditions precedent set forth in Sections 11 and 12 were satisfied with respect to such Loan, as determined by Administrative Agent; THIRD, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; FOURTH, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and FIFTH, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its Commitment Percentage and (2) such Loans were made at a time when the conditions set forth in Sections 11 and 12 were satisfied or waived, such payment will be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 18.1(b) will be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consent hereto.

(c)          Certain Fees.  Such Defaulting Lender will not be entitled to receive any Commitment Fee pursuant to Section 2.2 for any period during which that Lender is a Defaulting Lender (and the Borrower will not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

18.2      Defaulting Lender Cure.  If (x) a Defaulting Lender shall have fully funded its Commitment Percentage of all Loans and other amounts it has previously failed to fund or (y) the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the funded Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

19.	Supported QFC.

19.1      Acknowledgement Regarding Any Supported OFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Interest Rate Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported. QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 19.1, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

CAI MUFG LLC, as Borrower

By:	/s/ Timothy B. Page
Name:	Timothy B. Page
Title:	Chief Executive Officer

Credit Agreement

LENDERS:	GOTHAM FUNDING CORPORATION, as a Conduit Lender

	By:	/s/ Kevin J. Corrigan
Name:	Kevin J. Corrigan
Title:	Vice President

MUFG BANK, LTD., as Bank Lender for Gotham’s Lender Group

By:	/s/ Christopher Pohl
Name:	Christopher Pohl
Title:	Managing Director

MUFG BANK, LTD., as Group Agent for Gotham’s Lender Group

By:	/s/ Christopher Pohl
Name:	Christopher Pohl
Title:	Managing Director

Credit Agreement

ADMINISTRATIVE AGENT:	MUFG BANK, LTD.
as Administrative Agent

	By:	/s/ Christopher Pohl
Name:	Christopher Pohl
Title:	Managing Director

Credit Agreement

Schedule 1

Lenders and Commitments

Lenders	Commitment	Commitment Percentage / Lender Group Percentage

Gotham’s Lender Group

MUFG’s Commitment as Bank Lender[1]	$400,000,000	100%

1 Gotham’s Lender Group consist of (i) Gotham Funding Corporation, as a Conduit Lender, and (ii) MUFG Bank, Ltd. as Bank Lender and Bank Agent.